EXHIBIT 10.1

CREDIT AGREEMENT
among

NMH HOLDINGS, LLC,

NATIONAL MENTOR HOLDINGS, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of June 29, 2006

J.P. MORGAN SECURITIES INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers

J.P. MORGAN SECURITIES INC.,
UBS SECURITIES LLC
and
BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners

BANK OF AMERICA, N.A.,
and
GENERAL ELECTRIC CAPITAL CORPORATION
as Co-Documentation Agents

UBS SECURITIES LLC,
as Syndication Agent

[6701-602]

i

SECTION 4. REPRESENTATIONS AND WARRANTIES	60

4.1 Financial Condition	60
4.2 No Change	61
4.3 Existence; Compliance with Law	61
4.4 Power; Authorization; Enforceable Obligations	62
4.5 No Legal Bar	62
4.6 Litigation	62
4.7 No Default	62
4.8 Ownership of Property; Liens	62
4.9 Licenses, Intellectual Property	63
4.10 Taxes	63
4.11 Federal Regulations	63
4.12 Labor Matters	63
4.13 ERISA	63
4.14 Investment Company Act; Other Regulations	64
4.15 Subsidiaries	64
4.16 Use of Proceeds	64
4.17 Environmental Matters	65
4.18 Accuracy of Information, etc	65
4.19 Security Documents	66
4.20 Solvency	67
4.21 Senior Indebtedness	67
4.22 Regulation H	67

SECTION 5. CONDITIONS PRECEDENT	67

5.1 Conditions to Initial Extension of Credit	67
5.2 Conditions to Each Extension of Credit	70

SECTION 6. AFFIRMATIVE COVENANTS	70

6.1 Financial Statements	71
6.2 Certificates; Other Information	72
6.3 Payment of Taxes	73
6.4 Maintenance of Existence; Compliance	73
6.5 Maintenance of Property; Insurance	73
6.6 Inspection of Property; Books and Records; Discussions	74
6.7 Notices	74
6.8 Environmental Laws	75
6.9 Additional Collateral, etc	75
6.10 Initial Mortgages/Deferred Mortgages	77

SECTION 7. NEGATIVE COVENANTS	77

7.1 Financial Condition Covenants	77
7.2 Indebtedness	78

7.3 Liens	81
7.4 Fundamental Changes	84
7.5 Disposition of Property	85
7.6 Restricted Payments	86
7.7 Capital Expenditures	88
7.8 Investments	88
7.9 Optional Prepayments and Modifications of Certain Debt Instruments and Material Agreements	91
7.10 Transactions with Affiliates	91
7.11 Sales and Leasebacks	92
7.12 Swap Agreements	92
7.13 Changes in Fiscal Periods	92
7.14 Negative Pledge Clauses	92
7.15 Clauses Restricting Subsidiary Distributions	93
7.16 Lines of Business	93
7.17 Insurance Subsidiary Investments	94
7.18 Insurance Subsidiary	94

SECTION 8. EVENTS OF DEFAULT	94

SECTION 9. THE AGENTS	98

9.1 Appointment	98
9.2 Delegation of Duties	98
9.3 Exculpatory Provisions	98
9.4 Reliance by Administrative Agent	99
9.5 Notice of Default	99
9.6 Non-Reliance on Agents and Other Lenders	99
9.7 Indemnification	100
9.8 Agent in Its Individual Capacity	100
9.9 Successor Administrative Agent	101
9.10 Joint Lead Arrangers, Joint Bookrunners, Co-Documentation Agents and Syndication Agent	101

SECTION 10. MISCELLANEOUS	101

10.1 Amendments and Waivers	101
10.2 Notices	104
10.3 No Waiver; Cumulative Remedies	104
10.4 Survival of Representations and Warranties	105
10.5 Payment of Expenses and Taxes	105
10.6 Successors and Assigns; Participations and Assignments	106
10.7 Adjustments; Set-off	109
10.8 Counterparts	110
10.9 Severability	110
10.10 Integration	110
10.11 Governing Law	111

10.12 Submission To Jurisdiction; Waivers	111
10.13 Acknowledgements	111
10.14 Releases of Guarantees and Liens	112
10.15 Confidentiality	112
10.16 WAIVERS OF JURY TRIAL	113
10.17 USA PATRIOT Act	113
10.18 Replacement of Holdings	113

SCHEDULES:

1.1A	Commitments
1.1B	Initial Mortgaged Properties
1.1C	Liquidating Subsidiaries
1.1D	Deferred Mortgaged Properties
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.7	No Default
4.8	Real Property
4.9	Licenses
4.15(a)	Organizational Structure
4.15(b)	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(g)	Existing Investments
7.10	Transactions with Affiliates

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Guarantee and Security Agreement
C	Form of Exemption Certificate
D	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
E	Form of Reinvestment Notice
F	Form of Compliance Certificate

v

CREDIT AGREEMENT dated as of June 29, 2006, among NMH Holdings, LLC, a Delaware limited liability company (“Holdings”), National MENTOR Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent.

RECITALS

WHEREAS, Holdings and NMH Mergersub, Inc., a Delaware corporation that is a wholly owned subsidiary of Holdings (“Mergersub”), are parties to the Transaction Agreement (such term, and other capitalized terms used but not defined in these recitals, having the meanings hereinafter specified), pursuant to which Mergersub is merging with and into the Borrower (the “Merger”), with the Borrower being the surviving corporation of the Merger and a wholly owned subsidiary of Holdings;

WHEREAS, in connection with the Merger, the Borrower will pay the Merger Consideration and cause the Debt Discharge to be consummated; and

WHEREAS, in order to finance the Merger Consideration, the Debt Discharge and the payment of Closing Costs, the parties are consummating the Financing Transactions, including the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1           Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A., in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of

Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries (except to the extent such Subsidiaries will not constitute Restricted Subsidiaries immediately after giving effect to such acquisition)), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Acquisition”:  any acquisition of all or substantially all of the assets or more than 80% of the equity interests of any Person or division thereof.

“Additional Lender”:  as defined in Section 2.25.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agents”:  the collective reference to the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans, (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) such Lender’s Institutional L/C Percentage of the sum of the Institutional L/C Exposure at such time plus the excess, if any, of the Total Credit-Linked Deposit over the Institutional L/C Exposure (excluding any portion thereof represented by Institutional L/C Disbursements in respect of which the applicable Issuing Lender has been reimbursed from Credit-Linked Deposits) at such time.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.50%	2.50%

Tranche B Term Loans	1.50%	2.50%

; provided, that on and after the first Adjustment Date after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property, excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (f) or (g) of Section 7.5, (ii) any Sale Leaseback Transaction and (iii) other Dispositions to the extent that the Net Cash Proceeds to the Loan Parties of all such other Dispositions do not exceed $3,000,000 in the aggregate in any fiscal year.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit A.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank of America”: Bank of America, N.A., in its individual capacity.

“Benchmark LIBOR Rate”:  as defined in Section 2.24(b).

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries during such period for the acquisition, rental, lease, purchase, construction, replacement, repair or use of any property, the value of which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (including, without limitation, the aggregate principal amount of Capital Lease Obligations incurred during such period).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest substantially in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (i) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Obligations”:  any obligations owed by Holdings, the Borrower or any of its Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and other liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and designated by Holdings or the Borrower as being secured under the Security Documents.

“Change of Control”:  (a) prior to an Initial Public Offering, for any reason (i) the Permitted Holders shall fail to have the right to appoint, directly or indirectly, a majority of the board of managers of Holdings and thereby control the management of Holdings, the Borrower and its Subsidiaries; (ii) Holdings shall cease to own, directly or indirectly, 100% of the outstanding voting power of all Capital Stock of the Borrower on a fully diluted basis; or (iii) the Permitted Holders shall cease to own and control of record and beneficially, directly or indirectly, on a fully diluted basis, at least 51% of the issued and outstanding voting power of all Capital Stock of Holdings; and (b) after any Initial Public Offering, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders is or becomes the beneficial owner, directly or indirectly, of more than 40% of the total voting power of all Capital Stock of Holdings; (ii) the event in subclause (a)(ii) of this definition shall occur; or (iii)  a majority of the seats (other than vacant seats) on the board of managers of Holdings is or becomes occupied by individuals who were neither (A) nominated by the board of managers of Holdings nor (B) appointed by managers so nominated.

“CLD Increase”:  as defined in Section 2.25.

“Closing Costs”:  non-recurring out-of-pocket costs, fees and expenses, including attorneys’ fees, investment banking fees, sponsor fees and non-recurring fees payable under the Fee Letter, in each case incurred and paid by the Sponsor or any of the Loan Parties in connection with the Transactions.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied (or waived by the Agents and the Lenders in accordance herewith).

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  Bank of America and General Electric Capital Corporations, in their capacity as Co-Documentation Agents hereunder.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Tranche B Term Commitment, the Revolving Commitment and the Institutional L/C Commitment of such Lender.

“Commitment Fee Rate”:  a rate per annum equal to ½ of 1%; provided, that on and after the first Adjustment Date after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commitment Increase”:  as defined in Section 2.25.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group of entities that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit F.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans or Credit-Linked Deposits otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan or a Credit-Linked Deposit under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan or Credit-Linked Deposit, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated June 2006 and furnished to certain Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents, deferred income taxes and debts due from Affiliates) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt (including accrued but unpaid interest) of the Borrower and its Subsidiaries, (b) the current portion of current and deferred income taxes and (c) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans or Revolving L/C Exposure to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than with respect to clause (g) below), the sum of (a) income tax expense (and franchise taxes in the nature of income taxes) and foreign withholding tax expense for such period and any state single business unitary or similar tax, (b) consolidated interest expense and, to the extent not reflected in consolidated interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Non-Cash Charges, (f) Management Fees paid in cash or accrued during such period to the extent permitted to be paid hereunder, (g) proceeds of business interruption insurance received during such period, (h) expenses incurred to the extent covered by indemnification or refunding provisions in any Permitted Acquisition document, any document pertaining to any acquisition consummated prior to the Closing Date, or any insurance to the extent reimbursed (or reasonably expected to be reimbursed within 120 days of the incurrence thereof), (i) Permitted Start-Up Losses, (j) non-cash expenses incurred in connection with the issuance of stock options, warrants or other Permitted Capital Stock by Holdings to employees of Holdings and its Subsidiaries and any costs or expenses incurred by the Borrower and its Subsidiaries pursuant to any management equity plan or stock option plan or any management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or Net Cash Proceeds of an issuance of Capital Stock of Holdings Not Otherwise Applied, (k) any Transaction Bonuses, (l) unusual or non-recurring losses, charges, severance costs and relocation costs and (m) any deductions attributable to minority interests (excluding dividends and other distributions paid or payable in cash to the holders of such minority interests), and minus, (a) without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any unusual or non-recurring income or gains, (ii) income tax credits (to the extent not netted from income tax expense), (iii) any other non-cash income and (iv) any interest income and gains on hedging or other derivative instruments entered into for the purpose of hedging interest rate risk and (b) (i) any cash payments made during such period in respect of Non-Cash Charges described in clause (e) which cash payments are made subsequent to the fiscal quarter in which the relevant Non-Cash Charges were reflected as a charge in the statement of Consolidated Net Income, but only to the extent that such cash payments do not exceed such Non-Cash Charges, all as determined on a consolidated basis and (ii) any Restricted Payments (or loans or advances) made to Holdings during such period pursuant to clause (c) or (h) of Section 7.6. In addition, Consolidated EBITDA shall be calculated without giving effect to (w) any gains or losses from Asset Sales, (x) any gain or loss recognized in determining Consolidated Net Income for such period in respect of post-retirement benefits as a result of the application of FASB 106 and (y) any gain or loss recognized in determining Consolidated Net Income for such period resulting from the payment of earnout obligations. Furthermore, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, Acquired EBITDA of any Person, property, business or asset acquired (other than in the ordinary course of business) by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and the Pro Forma Adjustments, if any, applicable thereto and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations (in each case, other than in the ordinary course of business) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) stock-based awards compensation expense, and (d) other non-cash charges (provided that if any non-cash charges referred to in this clause (d) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), in each case excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that (a) Consolidated Interest Expense shall be determined excluding (to the extent otherwise included therein) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, as calculated on a consolidated basis in accordance with GAAP, (b) for purposes of determining the Consolidated Interest Coverage Ratio (but subject to clause (c) below), Consolidated Interest Expense for the period of four consecutive fiscal quarters ending (i) on September 30, 2006, shall be deemed to be equal to Consolidated Interest Expense for the fiscal quarter then ended multiplied by four, (ii) on December 31, 2006, shall be deemed to be equal to Consolidated Interest Expense for the two consecutive fiscal quarters then ended multiplied by two and (iii) on March 31, 2007, shall be deemed to be equal to Consolidated Interest Expense for the three consecutive fiscal quarters then ended multiplied by 4/3 and (c) for purposes of determining the Consolidated Interest Coverage Ratio, if any

Indebtedness is incurred (including pre-existing Indebtedness of any Person that becomes a Subsidiary) or repaid in connection with the acquisition of an Acquired Entity or Business or sale or disposition of a Sold Entity or Business, in each case subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being determined, then the Consolidated Interest Expense for such period shall be determined giving pro forma effect to such incurrence or repayment of Indebtedness as if such incurrence or repayment had occurred at the beginning of such period. For purposes of clause (c) of the foregoing (i) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period, (ii) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate (including any applicable margin) actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Consolidated Leverage Ratio”:  as at the end of any fiscal quarter, the ratio of (a) Consolidated Total Debt of Holdings and its Subsidiaries on such day to (b) Consolidated EBITDA for the most recently completed four fiscal quarters of the Borrower and its Subsidiaries.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss), (c) Closing Costs, to the extent incurred on or prior to December 31, 2006, and any amortization thereof thereafter, (d) any non-recurring fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of Indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) the after-tax effect of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (f) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (g) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (h) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary. There also shall be excluded from Consolidated Net Income for any period (without duplication of the foregoing) the purchase accounting effects of adjustments to property and equipment, other intangible assets, deferred revenue, lease contracts and debt line items required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt”:  at any date, the excess of (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis, required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP minus (b) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.3) at such date required to be reflected on a consolidated balance sheet of the Borrower in accordance with GAAP; provided that, if a Defeasance is consummated on the Closing Date, the Existing Notes shall not be included in determining Consolidated Total Debt.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit-Linked Deposit”:  as to each Institutional L/C Lender, the cash deposit made by such Lender to the Credit-Linked Deposit Account pursuant to Section 2.1, as such deposit may be reduced or increased from time to time pursuant to the terms of this Agreement.

“Credit-Linked Deposit Account”:  the account established by the Administrative Agent under its sole and exclusive control maintained at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, designated as the “Credit-Linked Deposit Account” that shall be used solely to hold the Credit-Linked Deposits.

“Credit-Linked Deposit Fee Rate”:  a rate per annum equal to the sum of (a) the Applicable Margin in respect of Tranche B Term Loans that are Eurodollar Loans plus (b) 0.15%.

“Cumulative Excess Cash Flow”:  as of any date, an amount equal to the excess, if any, of (a) the sum of Excess Cash Flow for each fiscal year of the Borrower ended on or after September 30, 2007, and prior to such date for which audited financial statements have been delivered pursuant to Section 6.1(a), over (b) the sum, with respect to each such fiscal year for which Excess Cash Flow is included in clause (a), of (i) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans made during such fiscal year to the extent accompanying permitted optional reductions of the Revolving Commitments and (ii) the aggregate principal amount of all optional prepayments of Tranche B Term Loans made during such fiscal year; provided that such excess of (a) over (b) shall not be less than zero for any such fiscal year.

“Debt Discharge”:  (a)  the payment in full of all loans outstanding under the Existing Credit Agreement and all accrued and unpaid interest, fees and other amounts owing thereunder, the termination of all commitments to extend credit thereunder and the release of all Liens securing obligations thereunder, (b) the consummation of a Successful Debt Tender or a Defeasance and (c) the payment in full of all other Indebtedness of Holdings and its Subsidiaries outstanding on the Closing Date and all accrued and unpaid interest, fees and other amounts owing in respect of such Indebtedness or under any agreements relating thereto, the termination of all commitments to extend credit in respect of any such Indebtedness and the release of all Liens securing obligations thereunder; provided that clause (c) above shall not apply to (i) any Existing Notes that are not purchased pursuant to a Successful Debt Tender, if consummated, or to any Existing Notes if a Defeasance is consummated, (ii) Indebtedness in respect of the Facilities or the Senior Subordinated Notes or (iii) Indebtedness permitted by clauses (b), (c), (d), (j), (k), (n), (o) and (t) of Section 7.2.

“Debt Tender”:  a cash tender offer and related consent solicitation for the Existing Notes.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defeasance”:  a covenant defeasance in respect of the Existing Notes pursuant to Article 8 of the Existing Notes Indenture.

“Deferred Mortgaged Properties”:  the real properties identified on Schedule 1.1D.

“Designated Sale Leaseback Transaction”:  a Specified Sale Leaseback Transaction with respect to any one or more of the Deferred Mortgaged Properties that is consummated within 12 months after the Closing Date.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Earnout Obligations”:  those payment obligations of Holdings and its Subsidiaries to former owners of businesses which were acquired by Holdings or one of its

Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such payment obligations are required to be set forth on a balance sheet prepared in accordance with GAAP.

“ECF Percentage”:  50%; provided, that, with respect to each fiscal year of the Borrower ending on or after September 30, 2007, the ECF Percentage shall be 25% in respect of such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.75:1.00 but greater than 3.50:1.00 on the last day thereof; provided further that the ECF Percentage shall be 0% in respect of such fiscal year if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50:1.00.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health as affected by exposure to harmful or deleterious substances, as now or may at any time hereafter be in effect.

“Equity Financing”:  the contribution by the Sponsor of cash equity contributions to Holdings (through the Parent) in an aggregate amount equal to at least 25% of the total capitalization of Holdings (after giving effect to the Transactions); provided that any “rollover” equity in the Parent or Holdings issued to members of management of the Parent or Holdings or any of its Subsidiaries shall not be treated as cash equity contributions for purposes of determining the minimum cash equity contributions referred to above.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any period, (a) Consolidated Net Income for such period, plus (b) if there was a net decrease in Consolidated Working Capital during such period, the amount of such net decrease, plus (c) an amount equal to the amount of non-cash charges to the extent deducted in arriving at such Consolidated Net Income, plus (d) non-cash losses from asset sales for such period (other than from sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus (e) regularly scheduled payments and mandatory prepayments of the principal of any Indebtedness during such period (other than any such payments and prepayments of principal of Indebtedness made with the proceeds of any issuance of Capital Stock or other Indebtedness incurred by Holdings or any of its Subsidiaries), but only to the extent (other than with respect to the Mortgage Facility) that any such prepaid amounts cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness for such period, minus (f) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, Capital Expenditures (other than Capital Expenditures financed with Indebtedness permitted hereunder (other than Revolving Loans) and other Excluded Capital Expenditures then, minus (g) without duplication of amounts deducted pursuant to clause (o) below in prior fiscal years, the cash portion of consideration for Permitted Acquisitions and other Investments permitted hereunder (other than consideration for Permitted Acquisitions and other Investments financed with Indebtedness (other than Revolving Loans) or issuances of Capital Stock permitted hereunder) for such period or payable within 30 days of the end of such period (provided that amounts so deducted shall not be deducted in any subsequent period), minus (h) non-cash gains from asset sales for such period (other than from sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, minus (i) if there was a net increase in Consolidated Working Capital during such period the amount of such net increase, minus (j) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income, minus (k) cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies), minus (l) the amount of Restricted Payments paid during such period pursuant to Section 7.6(j)(i) and (iii) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and its Subsidiaries or with the proceeds of Revolving Loans, minus (m) the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent financed with the proceeds of Indebtedness (other than Revolving Loans) or Capital Stock of Holdings, the Borrower or its Subsidiaries, minus (n) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, minus (o) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (excluding any such consideration intended to be financed with Indebtedness (other than Revolving Loans) or issuances of Capital Stock) required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of two consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash and proceeds of Revolving Loans actually utilized to finance such Permitted Acquisitions during such period of two consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive fiscal quarters, plus (p) an amount equal to all cash amounts received during such period but excluded in arriving at such Consolidated Net Income pursuant to any of clauses (a) through (e) of the definition of Consolidated Net Income, minus (q) cash payments made during such period in respect of Earnout Obligations, to the extent such Earnout Obligations were not deducted in calculating Excess Cash Flow for such period or any prior period.

“Excess Cash Flow Application Date”:  as defined in Section 2.11(c).

“Excluded Capital Expenditures”:  all Capital Expenditures:

(i)            made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation;

(ii)           constituting reinvestment of proceeds (to the extent permitted herein) from Asset Sales, Designated Sale Leaseback Transactions, and Recovery Events;

(iii)          made by Holdings or any of its Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords; or

(iv)          made with the Net Cash Proceeds (Not Otherwise Applied) of an issuance after the Closing Date of Capital Stock of Holdings.

“Existing Credit Agreement”:  the Amended and Restated Credit Agreement dated as of November 4, 2004, as amended, among the Borrower, National MENTOR, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the documentation agents and syndication agent referred to therein.

“Existing Notes”:  the Borrower’s existing 9⅝% Senior Subordinated Notes due 2012.

“Existing Notes Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Existing Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Existing Letters of Credit”:  the letters of credit issued under the Existing Credit Agreement that are outstanding on the Closing Date, as identified by the Borrower to the Administrative Agent in writing on or prior to the Closing Date.

“Facility”:  each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”), and (c) the Institutional L/C Commitments and the extensions of credit made thereunder (the “Institutional L/C Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A., from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the fee letter dated March 22, 2006, among Holdings, the Borrower (as successor to Mergersub) and the Agents.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December, (b) the last day of the Revolving Commitment Period or any earlier date on which the Revolving Commitments are terminated and there is no remaining Revolving Extension of Credit (in the case of fees payable in respect of the Revolving Facility or any Revolving Extension of Credit) and (c) the Tranche B Maturity Date and any other date on which the Credit-Linked Deposits are returned to the Institutional L/C Lenders and there is no remaining Institutional L/C Exposure (in the case of fees payable in respect of the Institutional L/C Facility or any Credit-Linked Deposit or Institutional Letter of Credit).

“Financing Transactions”:  (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of proceeds thereof and the issuance of Letters of Credit, (b) the execution, delivery and performance by each Loan Party that is to be a party thereto of the Senior Subordinated Note Indenture, the issuance of the Senior Subordinated Notes and the use of the proceeds thereof and (c) the Equity Financing.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrower, the Required Lenders and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Holdings and its Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Holdings, Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Holdings, the Borrower and their respective Subsidiaries.

“Guarantee and Security Agreement”:  the Guarantee and Security Agreement to be entered into by the Borrower, the Guarantors and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”:  as defined in the preamble hereto, subject to Section 10.18.

“Incremental Amendment”:  as defined in Section 2.25.

“Incremental Facility Closing Date”: as defined in Section 2.25.

“Incremental Term Loans”:  as defined in Section 2.25.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such

Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal portion of all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person issued to parties other than Holdings or its Subsidiaries, if the scheduled redemption date is prior to the scheduled maturity date of the Tranche B Term Loans, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all Earnout Obligations; and (k) for the purposes of Section 8(e) only, the amount of all obligations of such Person in respect of Swap Agreements (determined, for this purpose, in respect of any Swap Agreement, based on the maximum aggregate amount, giving effect to any netting agreements, that such Person would be required to pay if such Swap Agreement were terminated at the time); provided that (i) the amount of Indebtedness which is limited or non-recourse to such Person or for which recourse is limited to an identified asset shall be equal to the lesser of (1) the amount of such Indebtedness and (2) the fair market value of such asset as at the date of determination, (ii) amounts which are reserved by such Person for payment of insurance premiums due within twelve months of such date shall not constitute Indebtedness and (iii) Indebtedness shall not include obligations with respect to deferred compensation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Mortgaged Properties”:  the real properties identified on Schedule 1.1B.

“Initial Public Offering”: the initial public offering of the common stock of Holdings.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Institutional L/C Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Credit-Linked Deposit in an amount not to exceed the amount set forth under the heading “Institutional L/C Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Institutional L/C Commitments is $20,000,000.

“Institutional L/C Disbursement”:  any payment made by an Issuing Lender pursuant to an Institutional Letter of Credit.

“Institutional L/C Exposure”:  at any time an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Institutional Letters of Credit and (b) the aggregate amount of Institutional L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Institutional L/C Lender”:  each Lender that has an Institutional L/C Commitment or a Credit-Linked Deposit or interests in any unreimbursed Institutional L/C Disbursements.

“Institutional L/C Percentage”:  as to any Institutional L/C Lender at any time, the percentage which such Lender’s Credit-Linked Deposit then constitutes of the Total Credit-Linked Deposit; provided that, at any time that there are no Credit-Linked Deposits, the Institutional L/C Percentages shall be determined in a manner designed to ensure that the interests of the Institutional L/C Lenders in the unreimbursed Institutional L/C Disbursements and rights in respect thereof shall be held by the Institutional L/C Lenders on a comparable basis.

“Institutional L/C Period”:  the period from the Closing Date to the Tranche B Maturity Date.

“Institutional Letters of Credit”:  at any time, Letters of Credit in an amount equal to the lesser of (a) the Total Credit-Linked Deposit at such time and (b) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit at such time. Letters of Credit will from time to time be deemed to be Institutional Letters of Credit or Revolving Letters of Credit in accordance with Section 3.1(c).

“Insurance Subsidiary”:  any Subsidiary of the Borrower engaged solely in the general liability, professional liability, health and benefits and workers compensation and such other insurance business as may be approved by the Administrative Agent in its reasonable discretion, for the underwriting of insurance policies for the Borrower and its Subsidiaries and the respective employees, officers or directors thereof. Notwithstanding anything else herein to the contrary, no Insurance Subsidiary shall be required to become a Subsidiary Guarantor hereunder.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any

Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Tranche B Term Loans, as applicable;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”: JPMorgan Chase Bank, N.A., or any affiliate thereof or, in the case of a Revolving Letter of Credit, any other Lender approved by the Administrative Agent.

“Joint Bookrunners”: J.P. Morgan Securities Inc., UBS Securities LLC and Banc of America Securities LLC.

“Joint Lead Arrangers”:  J.P. Morgan Securities Inc. and UBS Securities LLC.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Swingline Lender, any Conduit Lender and any Issuing Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidating Subsidiary”:  any Subsidiary identified on Schedule 1.1C, provided, however, any such Subsidiary that is not liquidated or dissolved within 120 days after the Closing Date will cease to constitute a “Liquidating Subsidiary”, will become a Subsidiary Guarantor and Section 6.9 shall apply to such Subsidiary.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”:  (a) with respect to the Tranche B Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans, (b) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Commitments (or, if the Revolving Commitments have terminated, the holders of more than 50% of the Total Revolving Extensions of Credit) and (c) with respect to the Institutional L/C Facility, the holders of more than 50% of the Credit-Linked Deposits (or, if there are no Credit-Linked Deposits at the time, the holders of more than 50% of the Institutional L/C Exposure).

“Managed Care Plans”:  all health maintenance organizations, preferred provider organizations, individual practice associations, competitive medical plans and similar arrangements.

“Management Agreement”:  the management agreement dated June 29, 2006, between the Sponsor and the Borrower.

“Management Fees”: as defined in Section 7.10.

“Management Stockholders”:  the members of management of the Borrower or its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its material obligations under the Loan Documents to which it is a party or (c) the validity or enforceability of this Agreement, the Notes, Section 2 of the Guarantee and Security Agreement, or, taken as a whole, any of the other Loan Documents, or the rights or remedies of the Administrative Agent or the Lenders under this Agreement, the Notes or, taken as whole, the other Loan Documents.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger”:  as defined in the recitals of this Agreement.

“Merger Consideration”:  the aggregate cash consideration payable under the Transaction Agreement, as a result of the Merger, in respect of the common stock of Holdings outstanding immediately prior to the effective time of the Merger (giving effect to any adjustments thereto pursuant to Section 1.04 of the Transaction Agreement) plus any amounts payable pursuant to Section 1.06 of the Transaction Agreement.

“Mergersub”:  as defined in the recitals of this Agreement.

“Moody’s”:  as defined in the definition of “Cash Equivalents”.

“Mortgage Facility”:  the Term Loan Agreement, dated as of May 20, 2005, by and among the Borrower, National MENTOR Inc., certain Subsidiaries party thereto as borrowers and Bank of America, N.A.

“Mortgaged Properties”:  the real properties and leasehold interests, if any, of any Loan Party as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  all fee mortgages, leasehold mortgages, if any, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments, executed or to be executed by any Loan Party (i) which provide the Administrative Agent, for the benefit of the Lenders, a Lien on the Initial Mortgaged Properties or the Deferred Mortgaged Properties, and (ii) pursuant to Section 6.9(b), as amended, restated, modified, extended or supplemented from time to time.

“Multiemployer Plan”:  a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale, Sale Leaseback Transaction or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness (including, without limitation, principal, interest, premium and penalties, if any) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Sale Leaseback Transaction or Recovery Event (other than any Lien pursuant to a Security Document) and other related fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and net of (i) any reasonable reserves established in connection therewith, (ii) reasonable holdbacks and (iii) reasonable indemnity obligations relating thereto, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other related fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

“Non-Profit Entities”:  each of REM New Jersey Properties Inc., a New Jersey corporation, and any entity duly acquired or formed and organized by Holdings or any Subsidiary as a not-for-profit entity under applicable state law in furtherance of the business needs of Holdings and its Subsidiaries.

“Non-U.S. Lender”:  as defined in Section 2.19(d).

“Non-Wholly-Owned Subsidiary”:  any Domestic Subsidiary (other than a Non-Profit Entity or an Insurance Subsidiary) that is not a Wholly-Owned Subsidiary.

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Not Otherwise Applied”:  means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Cumulative Excess Cash Flow (or any component thereof), that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been or concurrently will be) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Cash Management Obligations, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any agreement governing Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  NMH Investments, LLC.

“Participant”:  as defined in Section 10.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  an Acquisition by the Borrower or a Subsidiary Guarantor, subject to the fulfillment of the following conditions:

(a)           all entities in which the Borrower shall own, directly or indirectly, any Investment as a result of such Acquisition shall, as a result of such Acquisition, become Subsidiary Guarantors, except to the extent that the portion of the fair market value of the consideration for such Acquisition that is attributable to Investments in such entities (whether or not such entities become Subsidiaries) that do not become Subsidiary Guarantors as a result of such Acquisition is treated, at the time of such Acquisition, as Investments in such entities made pursuant to Section 7.8 and are permitted to be made thereunder at such time other than pursuant to clause (g) thereof (it being understood that the foregoing is intended to allow a Foreign Subsidiary, Non-Wholly-Owned Subsidiary, Non-Profit Entity or Insurance Subsidiary, in each case that becomes a Subsidiary as a result of such Acquisition, to not become a Subsidiary Guarantor as otherwise required by this clause, if the conditions of this clause are satisfied);

(b)           the consideration for such Acquisition consists entirely of Permitted Capital Stock of Holdings (or cash proceeds of Permitted Capital Stock of Holdings issued after the Closing Date and Not Otherwise Applied), Capital Stock of any direct or indirect parent of Holdings, Indebtedness permitted by Section 7.2 (including the assumption of pre-existing Indebtedness of the Target permitted by Section 7.2(g)), cash (including cash proceeds from any Indebtedness permitted by this Agreement), or a combination of the foregoing;

(c)           the Acquisition must not be of a hostile nature, the Target’s business must be primarily operated in the United States and the Target must be engaged primarily in a business related to the businesses of the Borrower and its Subsidiaries existing on the date of such Acquisition (to the extent permitted hereunder);

(d)           no Event of Default shall have occurred and be continuing or reasonably be expected to result from such Acquisition;

(e)           without limiting the generality of the foregoing, after giving effect to such Acquisition (including any Indebtedness resulting therefrom or incurred in connection therewith), the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Acquisition for which financial statements have been delivered pursuant to Section 6.1 (calculated as though all Indebtedness resulting from or incurred in connection with such Permitted Acquisition had been incurred at the beginning of the relevant four quarter period, in the case of Section 7.1(b)) and, unless such Acquisition involves total consideration (including Indebtedness resulting therefrom pursuant to Section 7.2(g)) of $10,000,000 or less, prior to the closing of such Acquisition, the Borrower shall provide to the Administrative Agent a certificate signed by a Responsible Officer demonstrating such compliance in reasonable detail; and

(f)            after giving effect to such Acquisition, the Available Revolving Commitment plus the amount of unrestricted cash and Cash Equivalents then owned by Borrower and its Subsidiaries shall not be less than $25,000,000.

“Permitted Acquisition Debt”:  Indebtedness incurred in reliance upon clause (r) of Section 7.2.

“Permitted Additional Subordinated Debt”:  Indebtedness incurred in reliance upon clause (s) of Section 7.2.

“Permitted Capital Stock”:  (a) common stock of Holdings and (b) any preferred stock of Holdings (or any equity security of Holdings that is convertible into or exchangeable for any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by the Borrower or any Subsidiaries of the Borrower, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the eighth anniversary of the Closing Date (other than as a result of a change of control or similar event that, in each case, is no less favorable to the Loan Parties and the Lenders than the change of control event applicable to the Senior Subordinated Notes), (iv) do not require the cash payment of dividends or interest, (v) do not contain any financial maintenance covenants, and (vii) to the extent any such preferred stock or equity security does not otherwise comply with clauses (b)(i) through (iv) hereof, such preferred stock or equity security is otherwise reasonably satisfactory to Administrative Agent.

“Permitted Disposition”:  shall mean (i) any sale or discount of past due isolated accounts receivable in the ordinary course of business; (ii) (x) any lease as lessor (under a short term lease) or license as licensor of isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business and (y) any grant of options to purchase, lease or acquire isolated parcels of real property or isolated items of personal property (including Intellectual Property) in the ordinary course of business; and (iii) any sale or exchange of isolated specific items of equipment, so long as the purpose of each sale or exchange is to acquire (and results within 180 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of the Borrower and its Subsidiaries, the functional equivalent of the item of equipment so sold or exchanged and provided Administrative Agent has at all times after such acquisition a perfected Lien in the replacement property with the same priority or better than the equipment being sold or exchanged.

“Permitted Holders”:  each of (i) the Sponsor and (ii) the Management Stockholders; provided that if the Management Stockholders own, directly or indirectly, beneficially or of record more than 10% of the outstanding voting Capital Stock of Holdings (or, after any Initial Public Offering, of the Borrower) in the aggregate, the Management Stockholders shall be treated as Permitted Holders of only 10% of the outstanding voting Capital Stock of Holdings (or, after any Initial Public Offering, of the Borrower) at such time.

“Permitted Refinancing Indebtedness:  Indebtedness of the Borrower or any Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments, but only to the extent that Indebtedness could be incurred thereunder at the time in compliance with the terms thereof and of this Agreement, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending or renewing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending or renewing are the only obligors on such refinancing, refunding, extending or renewing Indebtedness and (e) such refinancing, refunding, extending or renewing Indebtedness contains mandatory redemption (or similar provisions), covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are no less favorable in any material respect to Holdings, the Borrower or the applicable Subsidiary and the Lenders than the mandatory redemption (or similar provisions), covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness, excluding as to redemption provisions, interest rate and subordination (it being understood that Permitted Refinancing Indebtedness incurred under clause (r) or (s) of Section 7.2 must satisfy the requirements set forth therein); provided, further, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Subsidiary that is not a Subsidiary Guarantor.

“Permitted Start-Up Losses”:  in respect of any period, any loss for such period directly attributable to the operations of a separately identifiable business unit of a Loan Party which business unit commenced operations within 18 months prior to the last day of such period;

provided that the aggregate amount of all such losses (for all such business units) that are treated as Permitted Start-Up Losses for any period of four consecutive fiscal quarters shall not exceed $4,000,000.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the applicable table set forth below:

(a) in respect of Revolving Loans, Swingline Loans and the Commitment Fee Rate for Revolving Commitments:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate for Revolving Commitments
>5.0:1	2.50%	1.50%	0.50%
<5.0: 1 and >4.5:1	2.25%	1.25%	0.50%
<4.5:1 and >4.0:1	2.00%	1.00%	0.50%
<4.0:1	1.75%	0.75%	0.375%

(b) in respect of Term Loans:

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
>4.5:1	2.50%	1.50%
<4.5:1	2.25%	1.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Commitment Fee Rate for Revolving Commitments resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (commencing on the Adjustment Date in respect of the delivery of financial statements for the first fiscal quarter ending at least three months after the Closing Date) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Pro Forma Adjustments”:  (a) to the extent (i) factually supportable and certified by the chief financial officer of the Borrower in detail reasonably acceptable to the Administrative Agent, and (ii) realizable within 90 days after the applicable Acquisition, cost savings reasonably expected to result from operational efficiencies expected to be created by employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized for such period from all acquisitions of an acquired entity or business or (b) in the case of any Acquisition of an Acquired Entity or Business for which the actual Acquired EBITDA cannot be determined due to the absence of reliable financial statements, an adjustment pursuant to clause (A) of the last sentence of the definition of Consolidated EBITDA (in lieu of the actual Acquired EBITDA for such Acquired Entity or Business and any adjustments pursuant to clause (a) above), equal to the Acquired EBITDA for such Acquired Entity or Business for the relevant period preceding the date of such Acquisition, as estimated in good faith by the chief financial officer of the Borrower based upon the facts applicable to the Acquired Entity or Business as of the date of such Acquisition (as though such facts applied during the period preceding such date), and set forth in a schedule, in detail reasonably acceptable to the Administrative Agent, identifying the facts (and any relevant assumptions) upon which such estimate is based and the calculation of such estimate, and certified by such chief financial officer to be prepared in good faith; provided, however, that clause (b) above shall not apply for any Acquisition involving an Acquired Entity or Business with Acquired EBITDA that would exceed $2,000,000 for a period of four consecutive fiscal quarters.

“Pro Forma Financial Statements”:  as defined in Section 4.1(a).

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Purchase Agreement”:  any of the asset and/or equity purchase agreements relating to a Permitted Acquisition between the Borrower or any Subsidiary Guarantor and the seller of such assets and/or equity.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party, in excess of $1,000,000 in the aggregate for all such amounts in any fiscal year.

“Refunded Swingline Loans”:  as defined in Section 2.7.

“Register”:  as defined in Section 10.6(b).

“Regulation S-X”:  Regulation S-X under the Securities Exchange Act of 1934.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under any Letter of Credit.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Tranche B Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale, Designated Sale Leaseback Transaction or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that (a) no Event of Default has occurred and is continuing and (b) the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Designated Sale Leaseback Transaction or Recovery Event to acquire or repair assets useful in its business or in connection with a Permitted Acquisition; provided, however, that (i) to the extent that any such Net Cash Proceeds are received in respect of assets constituting Collateral, such Net Cash Proceeds shall be used to acquire or repair assets that constitute Collateral or to make a Permitted Acquisition of assets that become Collateral and (ii) the delivery of any such notice with respect to any Designated Sale Leaseback Transaction shall be subject to the limitations set forth in Section 2.11(b).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrower’s or any Subsidiary’s business (subject to clause (i) of the proviso to the definition of the term “Reinvestment Notice”).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a)(i) with respect to any Designated Sale Leaseback Transaction, the date occurring 450 days after such Designated Sale Leaseback Transaction, and (ii) with respect to any other Reinvestment Event, the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets to be used and useful in the Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by applicable regulations under Section 4043 of ERISA.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding, (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (iii) the Institutional L/C Exposure at such time plus the excess, if any, of the Total Credit-Linked Deposit over the Institutional L/C Exposure (excluding any portion thereof represented by Institutional L/C Disbursements in respect of which the applicable Issuing Lender has been reimbursed from Credit-Linked Deposits) at such time.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, vice president, chief financial officer, treasurer or the senior vice president of finance of Holdings or the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or senior vice president of finance of Holdings or the Borrower.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Revolving Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $125,000,000.

“Revolving Commitment Increase”:  as defined in Section 2.25.

“Revolving Commitment Period”:  the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum without duplication of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Exposure at such time and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”:  as defined in the definition of “Facility”.

“Revolving L/C Commitment”:  $40,000,000.

“Revolving L/C Disbursement”:  any payment made by an Issuing Lender pursuant to a Revolving Letter of Credit.

“Revolving L/C Exposure”:  at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of Revolving L/C Disbursements that have not then been reimbursed by or on behalf of the Borrower.

“Revolving L/C Participants”:  in respect of any Revolving Letter of Credit, the collective reference to all the Revolving Lenders other than the Issuing Lender in respect of such Revolving Letter of Credit.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Extensions of Credit.

“Revolving Letter of Credit”:  at any time, any Letter of Credit that is not an Institutional Letter of Credit.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”:  June 29, 2012.

“S&P”:  as defined in the definition of “Cash Equivalents”.

“Sale Leaseback Transaction”:  as defined in Section 7.11.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”:  the collective reference to the Guarantee and Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”:  the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith.

“Senior Subordinated Notes”:  the $180,000,000 aggregate principal amount of senior subordinated notes of the Borrower issued on the Closing Date pursuant to the Senior Subordinated Note Indenture.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Sold Entity or Business”: as set forth in the definition of the term “Consolidated EBITDA”.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”:  a “Change of Control” (or any other defined term having a similar purpose) as defined in the Senior Subordinated Note Indenture.

“Specified Sale Leaseback Transaction”:  any Sale Leaseback Transaction permitted by this Agreement other than a Sale Leaseback Transaction permitted by clause (a) of Section 7.11.

“Specified Swap Agreement”:  any Swap Agreement entered into by the Borrower and any Lender or affiliate thereof.

“Sponsor”:  Vestar Capital Partners V, L.P. and its Affiliates.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding anything else herein to the contrary, the definition of Subsidiary shall not include Non-Profit Entities.

“Subsidiary Guarantor”:  each direct or indirect Subsidiary of the Borrower other than any Foreign Subsidiary, Non-Wholly-Owned Subsidiary (unless such Subsidiary actually complies with all applicable provisions of the Loan Documents, including Section 6.9, that are applicable to Subsidiary Guarantors), Non-Profit Entity, Insurance Subsidiary or Liquidating Subsidiary.

“Successful Debt Tender”: a Debt Tender that results in the tender and purchase of, and receipt of consents in respect of, an aggregate amount of Existing Notes necessary to modify the Existing Notes Indenture to remove certain restrictive provisions thereof, as provided in Schedule 4.05 to the Transaction Agreement with changes thereto not materially adverse to the Lenders unless consented to by the Joint Bookrunners.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Syndication Agent”:  UBS Securities LLC, in its capacity as Syndication Agent hereunder.

“Target”:  any Person or any division of a Person, more than 80% of the outstanding Capital Stock or all or substantially all of the assets of which, are proposed to be acquired by the Borrower or any of the Subsidiary Guarantors in connection with a Permitted Acquisition.

“Third Party Payor Programs”:  all third party payor programs in which the Borrower and its Subsidiaries currently or in the future may participate, including, without limitation, Medicare, Medicaid, Blue Cross and/or Blue Shield, Managed Care Plans, other private insurance programs and employee assistance programs.

“Total Credit-Linked Deposit”: at any time, the sum of all Credit-Linked Deposits at such time.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Initial Term Loan”:  a Tranche B Term Loan made pursuant to a Tranche B Term Commitment.

“Tranche B Maturity Date”:  June 29, 2013.

“Tranche B Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A, as the same may be reduced pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Commitments is $335,000,000.

“Tranche B Term Facility”:  as defined in the definition of “Facility”.

“Tranche B Term Lender”:  each Lender that has a Tranche B Term Commitment or holds a Tranche B Term Loan.

“Tranche B Term Loan”:  a Loan made pursuant to a Tranche B Term Commitment.

“Tranche B Term Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Agreement”: the Agreement and Plan of Merger dated as of March 22, 2006, by and among Holdings, the Borrower and Mergersub.

“Transaction Bonuses”:  any bonuses payable to any officer or employee of Holdings or any of its Subsidiaries (including any Person who becomes an officer or employee of any Group Member in connection with a Permitted Acquisition) in connection with any Permitted Acquisition in an aggregate amount not exceeding $1,000,000; provided that the amount of all such bonuses payable in connection with all Permitted Acquisitions shall not exceed $3,000,000 in the aggregate.

“Transactions”:  the Merger, the payment of the Merger Consideration and the Closing Costs, the Debt Discharge, the Financing Transactions and the other transactions contemplated by the Transaction Agreement.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Wholly-Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2           Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the word “knowledge” when used with respect to any Loan Party shall be deemed to be a reference to the knowledge of any Responsible Officer.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1           Tranche B Term Commitments and Institutional L/C Commitments. (a)Subject to the terms and conditions hereof, each Tranche B Term Lender with a Tranche B Term Commitment severally agrees to make a Tranche B Term Loan to the Borrower on the Closing Date in a principal amount equal to its Tranche B Term Commitment.

(b) Subject to the terms and conditions hereof, each Institutional L/C Lender severally agrees to make a Credit-Linked Deposit on the Closing Date in an amount equal to its Institutional L/C Commitment.

(c) Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2           Procedure for Tranche B Term Loan Borrowings and Credit-Linked Deposits. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 4:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date or, in the case of Tranche B Term Loans to be made as Eurodollar Loans, three Business Days prior to the Closing Date) requesting that (i) the Tranche B Term Lenders make the Tranche B Term Loans to be made on the Closing Date and (ii) the Institutional L/C Lenders make the Credit-Linked Deposits on the Closing Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date (A) each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its new term loan being made as a Tranche B Term Loan on the Closing Date and (B) each Institutional L/C Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to its Credit-Linked Deposit to be made on the Closing Date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts of Tranche B Term Loans made available on the Closing Date to the Administrative Agent by the Tranche B Term Lenders in immediately available funds, and shall credit the Credit-Linked Deposit Account with the aggregate of the amounts made available to the Administrative Agent as Credit-Linked Deposits

2.3           Repayment of Tranche B Term Loans. The Borrower shall repay the Tranche B Term Loans in installments on each March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2006, and ending with the Tranche B Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Tranche B Maturity Date, 0.25% of the aggregate principal amount of Tranche B Term Loans made prior to such scheduled payment date and (ii) in the case of the installment due on the Tranche B Maturity Date, the entire remaining balance of the Tranche B Term Loans; provided that any such installment may be reduced as a result of a prepayment in accordance with Section 2.17(b).

2.4           Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the Revolving L/C Exposure at such time and, (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5           Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. No Revolving Loans will be made on the Closing Date in excess of $10,000,000, unless otherwise agreed by the Joint Bookrunners. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 over such amount (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the

Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6           Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least ten (10) days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7           Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 10:00 A.M., New York City time, on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline

Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, upon receipt of notice as provided above. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that a Revolving Lender shall not be required to make a Loan referred to in Section 2.7(b) or to purchase a participation in a Swingline Loan pursuant to Section 2.7(c) if (x) a Default shall have occurred and was continuing at the time such Swingline Loan was made and

(y) such Revolving Lender shall have notified the Swingline Lender in writing, not less than one Business Day before such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not refund or participate in any Swingline Loans made while such Default exists.

2.8           Commitment Fees, etc.. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender; provided, however, solely for purposes of this calculation, an amount equal to such Lender’s Revolving Percentage of the Swingline Loans then outstanding shall not be deemed to reduce such Lender’s Available Revolving Commitment) during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

2.9           Termination or Reduction of Commitments. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments.

(b) If a Successful Debt Tender is consummated on or prior to the Closing Date and any Existing Notes are not purchased as a result thereof, then the Tranche B Term Commitments shall be reduced (effective prior to the borrowing of Tranche B Initial Term Loans) by the excess of (i) the amount that would have been used to purchase such Existing Notes if they had been tendered and purchased in accordance with the terms of such Successful Debt Tender (including by the amount of any consent fees that would have been payable in respect thereof) over (ii) the additional amount, if any, that the Merger Consideration would have been reduced pursuant to Section 1.04(c) of the Transaction Agreement if such Existing Notes had been so purchased; provided that no such reduction shall be required if such excess is equal to or less than $2,000,000.

(c) The Tranche B Term Commitments and Institutional L/C Commitments shall terminate upon funding thereof on the Closing Date. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Termination Date.

2.10         Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Tranche B Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11         Mandatory Prepayments. (a) If Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 7.2, other than Permitted Additional Subordinated Debt) an amount equal to 100% of the Net Cash Proceeds thereof shall be applied as soon as practicable but in any event within five Business Days after such issuance or incurrence toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d).

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sale, Specified Sale Leaseback Transaction or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied as soon as practicable but in any event within ten days after the date of receipt thereof toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, (i) a Reinvestment Notice may not be delivered with respect to a Specified Sale Leaseback Transaction that is not a Designated Sale Leaseback Transaction, (ii) no such prepayment shall be required in respect of the first $1,000,000 of Net Cash Proceeds received during any fiscal year from Specified Sale Leaseback Transactions that are not Designated Sale Leaseback Transactions, (iii) a Reinvestment Notice with respect to a Designated Sale Leaseback Transaction shall not be permitted unless (A) after giving effect thereto and to any prepayments made hereunder, the aggregate outstanding principal amount of Tranche B Term Loans does not exceed $300,000,000 and (B) the Reinvestment Deferred Amount shall not exceed 66 2/3 % of the Net Cash Proceeds therefrom (or of the remaining Net Cash Proceeds therefrom, if a portion of such Net Cash Proceeds must be applied to prepay Tranche B Term Loans in order to satisfy the requirements of clause (A) above), so that a minimum of 33 1/3% of such Net Cash Proceeds (or remaining Net Cash Proceeds, as the case may be) are applied to prepay Tranche B Term Loans as provided herein, and (iv) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending September 30, 2007, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess

Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate principal amount of all prepayments of Revolving Loans and Swingline Loans made during such fiscal year to the extent accompanying permitted optional reductions of the Revolving Commitments and the aggregate principal amount of all optional prepayments of Tranche B Term Loans made during such fiscal year, toward the prepayment of the Tranche B Term Loans as set forth in Section 2.11(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) The application of any prepayment of Tranche B Term Loans pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans; provided that, if such application would be inconsistent with Section 2.17 (b), then Section 2.17(b) shall apply. Each prepayment of Tranche B Term Loans under Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and by any amounts payable pursuant to Section 2.20.

2.12         Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that (i) if the Borrower shall fail to give any required notice as described above in this paragraph or (ii) if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13         Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

2.14         Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (y) in the case of Reimbursement Obligations in respect of a Revolving L/C Disbursement, the rate applicable to ABR Loans under the Revolving Facility plus 2%, or (z) in the case of Reimbursement Obligations in respect of an Institutional L/C Disbursement, the rate applicable to ABR Loans under the Tranche B Term Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15         Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the

Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16         Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17         Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder (or funding of Credit-Linked Deposits, as applicable) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Commitments, Revolving Commitments or Institutional L/C Commitments, as the case may be, of the relevant Lenders. Each payment by the Borrower on account of commitment fees hereunder shall be made pro rata according to the respective Revolving Commitments of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Tranche B Term Loans shall be made (i) in the case of principal,  pro rata according to the respective outstanding principal amounts of the Tranche B Term Loans then held by the Tranche B Term Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Tranche B Term Loans then due to the Tranche B Term Lenders. The amount of each principal prepayment of the Tranche B Term Loans shall be applied to reduce the then remaining installments of the Tranche B Term Loans as directed by the Borrower by notice to the Administrative Agent. Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made (i) in the case of principal, pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, and (ii) in the case of interest, pro rata according to the respective amounts of accrued and unpaid interest on the Revolving Loans then due to the Revolving Lenders.

(d) Each payment by the Borrower or the Administrative Agent on account of interest or fees payable by it pursuant to Section 2.24(b) shall be made to the Institutional L/C Lenders pro rata according to their respective Institutional L/C Percentages.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the applicable Lenders (or, in the case of amounts payable to them, to the Swingline Lender or Issuing Lender, or, in the case of amounts payable to it, retained by the Administrative Agent) promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18         Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall legally impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or maintaining any Credit-Linked Deposit, or to reduce any amount receivable by such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly and in any event within five Business Days pay such Lender, upon its written demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit or an account of any Credit-Linked Deposit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material and to the extent reasonably determined such increase in capital to be allocable to the existence of such Lender’s Commitments or participations in Letters of Credit hereunder or its Credit-Linked Deposit, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error.

(d) This Section shall not apply to taxes, which shall be governed by Section 2.19.

2.19         Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any

Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph. Nothing contained in this Section 2.19(a) shall require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit C and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority but only if such repayment is required because the initial refund was permitted in error. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Upon the reasonable request of the Borrower or the Administrative Agent, each Lender (or Transferee) that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code shall deliver, within thirty (30) days of such request to the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may, notwithstanding Section 2.19(a), deduct and withhold from any interest payment to such Lender or Transferee an amount equivalent to the applicable back-up withholding tax imposed by the Code.

(h) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20         Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender which is submitted within 180 days of the incurrence of any loss or expense covered by this Section with appropriate detail demonstrating how such amounts were derived shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21         Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to file any certificate or document reasonably requested by the Borrower or designate another lending office for any Loans affected by such event with the object of eliminating or reducing amounts payable pursuant to Section 2.18 or 2.19(a); provided, that the making of such filing or such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage (except to a de minimis extent), and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22         Replacement of Lenders. (a) The Borrower shall be permitted to replace any Lender that (A) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (B) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 that has or will eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iii) the replacement financial institution shall purchase, at par, all Credit-Linked Deposits, Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (whether or not then due), (iv) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in connection with the replacement of a Lender pursuant to clause (A) above, such replacement results in a reduction of the amounts owing pursuant to Section 2.18 or 2.19(a).

(b) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request the Administrative Agent, or a Person or Persons reasonably acceptable to the Administrative Agent, shall have the right with the Administrative Agent’s consent (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Credit-Linked Deposits, Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Credit-Linked Deposits, Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Acceptance Agreement. Any such required sale and assignment shall be treated as a prepayment for purposes of Section 2.20 and the Borrower shall be liable for any amounts payable thereunder as a result of such sale and assignment.

2.23         Limitation on Additional Amounts, etc.. Notwithstanding anything to the contrary contained in Sections 2.18 and 2.19(a) of this Agreement, unless the Administrative Agent or a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to Sections 2.18 and 2.19(a), as the case may be, to the extent the costs, Non-Excluded Taxes, Other Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Sections 2.18 and 2.19(a), as the case may be. This Section 2.23 shall have no applicability to any Section of this Agreement other than Sections 2.18 and 2.19(a).

2.24         Credit-Linked Deposits. (a) The Credit-Linked Deposits shall be held by the Administrative Agent in the Credit-Linked Deposit Account, and no party other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits, except as expressly set forth in Section 3.4 or this Section. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Institutional L/C Lender in respect of its participation in Institutional Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit on the Closing Date.

(b) Each of the Borrower, the Administrative Agent, the Issuing Lender and each Institutional L/C Lender hereby acknowledges and agrees that each Institutional L/C Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by this Agreement and that the Administrative Agent has agreed to invest the Credit-Linked Deposits so as to earn a return (except during periods when, and to the extent to which, such Credit-Linked Deposits have been withdrawn from the Credit-Linked Deposit Account pursuant to Section 3.4 to cover unreimbursed Institutional L/C Disbursements) for the Institutional L/C Lenders equal to a rate per annum (computed on the basis of a year of 365 days (or 366 days in a leap year)), reset daily on each Business Day for the period until the next following Business Day, equal to (i) the one month LIBOR rate as determined by the Administrative Agent on such day (or if such day was not a Business Day, the first Business Day immediately preceding such day) based on rates for deposits in dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Administrative Agent) (the “Benchmark LIBOR Rate”) minus (ii) 0.15%. Such interest will be paid to the Institutional L/C Lenders by the Administrative Agent quarterly in arrears on each Fee Payment Date. In addition to the foregoing payments by the Administrative Agent, the Borrower agrees to pay to the Administrative Agent for the account of each Institutional L/C Lender a fee which shall accrue at the Credit-Linked Deposit Fee Rate on the average daily amount of such Institutional L/C Lender’s Credit-Linked Deposit during the period from and including the Closing Date to but excluding the date on which the entire amount of such Lender’s Credit-Linked Deposit is returned to it (except during periods when, and to the extent to which, such Credit-Linked Deposits have been withdrawn from the Credit-Linked Deposit Account pursuant to Section 3.4 to cover unreimbursed Institutional L/C Disbursements), payable quarterly in arrears on each Fee Payment Date. All such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations of the Borrower provided in Section 3.5), it being acknowledged and agreed by the parties hereto that the making of the Credit-Linked Deposits by the Institutional L/C Lenders, the provisions of this Section 2.24 and the application of the Credit-Linked Deposits in the manner contemplated by Section 3.4 constitute agreements among the Administrative Agent, the applicable Issuing Lenders and each Institutional L/C Lender with respect to the funding obligations of each Institutional L/C Lender in respect of its participation in Institutional Letters of Credit and do not constitute any loan or extension of credit to the Borrower.

(d) The Borrower may at any time or from time to time direct the Administrative Agent to reduce the Total Credit-Linked Deposit; provided that (i) each reduction of the Total Credit-Linked Deposit shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not direct the Administrative Agent to reduce the Total Credit-Linked Deposit if, after giving effect to such reduction (and to the provisions of Section 3.1(c)), (A) the aggregate Institutional L/C Exposure would exceed the Total Credit-Linked Deposit, (B) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (C) the aggregate Revolving L/C Exposure would exceed the Revolving L/C

Commitment. In the event the Credit-Linked Deposits shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts in the Credit-Linked Deposit Account in excess of the reduced Total Credit-Linked Deposit to the Institutional L/C Lenders, ratably in accordance with their Institutional L/C Percentages.

(e) The Administrative Agent shall return any remaining Credit-Linked Deposits to the Institutional L/C Lenders, ratably in accordance with their Institutional L/C Percentages, on the Tranche B Maturity Date; provided that the Administrative Agent may retain any such Credit-Linked Deposits to the extent of any pending drawings under any Institutional Letters of Credit for such period as shall be necessary, in the reasonable judgment of the Administrative Agent, to determine whether such Credit-Linked Deposits will be needed for application pursuant to Section 3.4, in which case the obligations of the Borrower and the Administrative Agent under Section 2.24(b) above shall continue to apply for so long as such Credit-Linked Deposits are so retained by the Administrative Agent.

2.25         Incremental Credit Extensions. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”), (b) one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”) or (c) one or more increases in the amount of the Credit-Linked Deposits (each such increase, a “CLD Increase” and, together with any Incremental Term Loans or Revolving Commitment Increase, referred to herein as a “Credit Increase”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan or CLD Increase is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Consolidated Leverage Ratio, determined on a pro forma basis as of the last day of the most recent fiscal quarter for which financial statements are available (but based on Consolidated Total Debt at the time of and after giving effect to such Credit Increase) shall not exceed 6.00 to 1.00 (or, if less, the maximum Consolidated Leverage Ratio permitted as of the end of the most recently ended fiscal quarter pursuant to Section 7.1(a)). Each Credit Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 on no more than two occasions if such amount is not less than $10,000,000 on each such occasion, and such amount may be a lesser amount if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Credit Increases shall not exceed $100,000,000. The Incremental Term Loans (A) shall rank pari passu in right of payment and of security with the other Facilities, (B) shall not mature earlier than the Tranche B Maturity Date and shall have a weighted average life to maturity (pursuant to such amortization schedules as may be determined by the Borrower and the lenders thereof) that is no shorter than the then-remaining weighted average life to maturity of the Tranche B Term Loans (as the aggregate amount thereof may have been reduced and as the scheduled amortization thereof may have been modified as of such date), (C) except as set forth above, shall be treated substantially the same as the Tranche B Term Loans (in each case, including with respect to mandatory and voluntary prepayments), and (D) will accrue interest at rates determined by the Borrower and the lenders providing such Incremental Term Loans, which rates may be higher or lower than the rates applicable to the Tranche B Term Loans, provided that if the initial yield on such Incremental Term Loans (as determined by the Administrative Agent to be equal to the sum of (1) the initial margin above the Eurodollar Rate on such Incremental Term Loans and (2) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “Incremental OID”), the amount of such Incremental OID divided by the average life to maturity of such Incremental Term Loans) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the sum of (x) the Applicable Margin then in effect for Tranche B Term Loans that are Eurodollar Loans and (y) if all Tranche B Term Lenders and/or all Institutional L/C Lenders received upfront or similar fees directly or indirectly from Holdings, the Borrower or any Subsidiary for making the Tranche B Term Loans and the Credit- Linked Deposits (the amount of such fees, expressed as a percentage of the sum of the original aggregate amount of the Tranche B Term Commitments and the original aggregate amount of the Total Credit-Linked Deposits, being referred to herein as “Initial OID”), the amount of such Initial OID divided by the average life to maturity of the Tranche B Term Loans and the Credit-Linked Deposits as of the Closing Date, then the Applicable Margin then in effect for Tranche B Term Loans shall automatically be increased (including for purposes of determining the Credit-Linked Deposit Fee Rate) by the Yield Differential, effective upon the making of the Incremental Term Loans. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Credit Increases. Incremental Term Loans and CLD Increases may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Tranche B Term Lender will have the right to make a portion of any Incremental Term Loan, each existing Revolving Lender will have the right to provide a portion of any Revolving Commitment Increase and each existing Institutional L/C Lender will have the right to provide a portion of any CLD Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent and, in the case of a Revolving Commitment Increase, each Issuing Lender shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases or CLD Increases, if such consent would be required under Section 10.6 for an assignment of Tranche B Term Loans or Revolving Credit Commitments or Credit-Linked Deposits, as applicable, to such Lender or Additional Lender. Commitments in respect of Credit Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2. No Lender shall be obligated to provide any Credit Increases, unless it so agrees. Upon each increase in the Revolving Commitments pursuant to this Section, the participations held by the Revolving Lenders in the Revolving L/C Exposure and Swingline Loans immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolving Percentages after giving effect to such Revolving Commitment Increase. If, on the date of a Revolving Commitment Increase, there are any Revolving Loans outstanding, the Borrower shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Revolving Commitment Increase (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders in accordance with their Revolving Percentages after giving effect to such Revolving Commitment Increase). Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any CLD Increase, the outstanding Institutional L/C Exposure is held by the Institutional L/C Lenders in accordance with their new Institutional L/C Percentages. The Borrower may use the proceeds of each Credit Increase for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Credit Increase.

SECTION 3. LETTERS OF CREDIT

3.1           Letters of Credit. (a) Subject to the terms and conditions hereof, (a) each Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period (in the case of a Revolving Letter of Credit) or the Institutional L/C Period (in the case of an Institutional Letter of Credit), in each case in such form as may be reasonably approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the Revolving L/C Exposure would exceed the Revolving L/C Commitment, (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments, (iii) the Institutional L/C Exposure would exceed the Total Credit-Linked Deposit or (iv) any Institutional Letter of Credit would be issued by an Issuing Lender other than JPMorgan Chase Bank, N.A. or an affiliate thereof. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date (in the case of a Revolving Letter of Credit) or the Tranche B Maturity Date (in the case of an Institutional Letter of Credit), provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) On the Closing Date, the Existing Letters of Credit will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder on the Closing Date for the account of the Borrower.

(c) For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be Institutional Letters of Credit in the amount specified in the definition of Institutional Letters of Credit and be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in the definition of Institutional Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under the Revolving Letter of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit outstanding (and thereafter shall be deemed to have been made under Institutional Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination; provided, that, at any time during which an Event of Default shall have occurred and be continuing, (A) Letters of Credit shall be deemed to be Revolving Letters of Credit and Institutional Letters of Credit, (B) drawings under Letters of Credit shall be deemed to have been made under Revolving Letters of Credit and Institutional Letters of Credit and (C) any Letter of Credit that expires or terminates shall be deemed to be a Revolving Letter of Credit and an Institutional Letter of Credit, in each case pro rata based upon (1) the Revolving L/C Exposure at the time such Event of Default occurred and (2) the Institutional L/C Exposure at the time such Event of Default occurred. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or an Institutional Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be an Institutional Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. Notwithstanding the foregoing, the entire face amount of any Letter of Credit with an expiration date after the date that is five Business Days prior to the Revolving Maturity Date or that is issued by an Issuing Lender other than JPMorgan Chase Bank, N.A., or an affiliate thereof, shall at all times be deemed to be an Institutional Letter of Credit.

(d) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any Revolving Lender or Institutional L/C Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3           Fees and Other Charges. (a) The Borrower will pay a participation fee on all outstanding Revolving Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay each Issuing Lender its standard fees charged with respect to, and reimburse each Issuing Lender for its out-of-pocket costs and expenses incurred in connection with, issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

3.4           L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving L/C Participant, and, to induce each Issuing Lender to issue Revolving Letters of Credit, each Revolving L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such Revolving L/C Participant’s own account and risk an undivided interest equal to such Revolving L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Revolving Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each Revolving L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Revolving Letter of Credit issued by such Issuing Lender for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Revolving L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Revolving L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any amount required to be paid by any Revolving L/C Participant to an Issuing Lender pursuant to this Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Revolving Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Revolving L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving L/C Participant pursuant to this Section 3.4(a) is not made available to the applicable Issuing Lender by such Revolving

L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Revolving L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the applicable Issuing Lender submitted to any Revolving L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. Whenever, at any time after an Issuing Lender has made payment under any Revolving Letter of Credit and has received from any Revolving L/C Participant its pro rata share of such payment in accordance with this Section 3.4(a), such Issuing Lender receives any payment related to such Revolving Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Revolving L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Revolving L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(b) Each Issuing Lender irrevocably grants to each Institutional L/C Lender, and each Institutional L/C Lender irrevocably accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such Institutional L/C Lender’s own account and risk an undivided interest equal to such Institutional L/C Lender’s Institutional L/C Percentage in such Issuing Lender’s obligations and rights under and in respect of each Institutional Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. The aggregate purchase price for the participations of each Institutional L/C Lender in all Institutional Letters of Credit shall equal the amount of such Lender’s Credit-Linked Deposit. Each Institutional L/C Lender agrees with each Issuing Lender that, if a draft is paid under any Institutional Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, the Administrative Agent shall (and is authorized by such Institutional L/C Lender to) pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Institutional L/C Lender’s Institutional L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed, which payment shall be made from such Institutional L/C Lender’s Credit-Linked Deposit. Each Institutional L/C Lender acknowledges and agrees that its authorization to the Administrative Agent to make such payments from its Credit-Linked Deposit shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Institutional L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Institutional L/C Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Whenever, at any time after an Issuing Lender has made payment under any Institutional Letter of Credit and has received from any Institutional L/C Lender’s Credit-Linked Deposit its pro rata share of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Institutional Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such

Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will pay over to the Administrative Agent such Institutional L/C Lender’s Institutional L/C Percentage thereof for (A) deposit in the Credit-Linked Deposit Account, to be added to such Institutional L/C Lender’s Credit-Linked Deposit (in the case of payments on account of principal in respect of the applicable Reimbursement Obligation) or (B) distribution to such Institutional L/C Lender (in the case of any such payment of interest); provided, however, that in the event any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Issuing Lender’s rights under this paragraph to obtain an amount from such Institutional L/C Lender’s Credit-Linked Deposit shall apply to the extent of the portion thereof previously restored to such Credit-Linked Deposit. Any payment made from the Credit-Linked Deposit Account (or from other funds of the Administrative Agent on account thereof) pursuant to this paragraph to reimburse an Issuing Lender for any Institutional L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its Reimbursement Obligation.

3.5           Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender with respect to such draft paid by the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment, not later than 10:00 A.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 1:00 P.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. If any draft is paid under any Letter of Credit, then, unless the Borrower shall reimburse the applicable Issuing Lender in full on the same day that such draft is paid, the unpaid amount thereof shall bear interest for each day from and including the date on which such draft is paid to but excluding the date that the Borrower makes reimbursement in full, at (a) in the case of a Revolving L/C Disbursement, the rate per annum then applicable to ABR Loans under the Revolving Facility and (b) in the case of an Institutional L/C Disbursement, the rate per annum then applicable to ABR Loans under the Tranche B Term Facility (determined without regard to whether the Tranche B Term Facility is in effect); provided that, if the Borrower does not make reimbursement in full on or prior to the second Business Day following the date of the applicable drawing, then Section 2.14(c) shall apply.

3.6           Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. An Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7           Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8           Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9           Obligations of Certain Issuing Lenders. Each Issuing Lender that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (a) the amount and expiration date of each Letter of Credit issued by such Issuing lender prior to the date of issuance thereof, (b) any amendment or modification of any such Letter of Credit prior to the time of such amendment or modification and (c) any termination, surrender, cancellation or expiry of any such Letter of Credit promptly upon the occurrence thereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

4.1           Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2006, and unaudited pro forma statement of operations of the Borrower and its consolidated Subsidiaries for the twelve-month period then ended (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions and all other transactions that would be required to be given pro forma effect by Regulation S-X (and such other adjustments as have been agreed to by the Joint Bookrunners), as if such transactions had occurred on March 31, 2006 (in the case of such unaudited pro forma balance sheet) or at the beginning of such twelve-month period (in the case of such unaudited statement of operations). The Pro Forma Financial Statements have been prepared in good faith by the Borrower, and present fairly on a pro forma basis the estimated financial position and results of operations of the Borrower and its consolidated Subsidiaries as at March 31, 2006, and for such period then ended, assuming that such transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as at September 30, 2005, and September 30, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2006, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on the Pro Forma Financial Statements, during the period from March 31, 2006, to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

(c) Except as set forth on Schedule 7.2(d) and except for Guarantee Obligations in respect of the Facilities and the Senior Subordinated Notes, as of the Closing Date (after giving effect to the Transactions), no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Agreements or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the audited financial statements described in clause (b) above.

4.2           No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3           Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

4.5           No Legal Bar. The Transactions will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6           Litigation. Except as set forth on Schedule 4.6, no litigation, or to the knowledge of Holdings or Borrower, no investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Holdings or the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7           No Default. Except as set forth on Schedule 4.7, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens. Each Group Member has marketable title to, or a valid leasehold interest in, all its real property, and marketable title to, or a valid leasehold interest in, all its material other property, and none of such property is subject to any Lien except as permitted by Section 7.3. As of the date hereof and as of the date of delivery of the financial statements delivered pursuant to Section 6.1(a) and as of the date of delivery of the statements for the fiscal quarter ending in March each year delivered pursuant to Section 6.1(b), set forth on Schedule 4.8 is a complete and correct list of all real property (including street address) (other than condominiums or co-ops) located in the United States and owned by any Loan Party or any of its Subsidiaries and all leases (other than apartment leases) material to the operation of any Loan Party or any of its Subsidiaries.

4.9           Licenses, Intellectual Property. Except as in the aggregate would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.9 (all of which items set forth in Schedule 4.9 in the aggregate would not reasonably be expected to have a Material Adverse Effect), each Group Member has all necessary licenses, permits, franchises, rights to participate in, or the benefit of valid agreements to participate in material Third Party Payor Programs and other rights necessary for the conduct of its business and for the intended use of its properties and assets to the extent necessary to ensure no material interruption in cash flow. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent that a failure would not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property that is material to the business of the Group Members or the validity or effectiveness of any such Intellectual Property, nor does Holdings or the Borrower have knowledge of any valid basis for any such claim. Except as would not reasonably be expected to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

4.10         Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than Permitted Liens), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11         Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12         Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13         ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan during such five-year period has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period and (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. To the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and to the best of the Borrower’s knowledge, neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15         Subsidiaries. Attached hereto as Schedule 4.15(a) is an organization chart of each Loan Party and its Subsidiaries as of the Closing Date. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(b) sets forth the name and jurisdiction of formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents. As of the Closing Date (i) all of the Subsidiaries which are a part of such consolidated group are Guarantors except for those that are Insurance Subsidiaries, Liquidating Subsidiaries or Non-Profit Entities and (ii) there are no Foreign Subsidiaries or Non-Wholly-Owned Subsidiaries. Each Liquidating Subsidiary is an inactive Subsidiary with de minimis assets.

4.16         Use of Proceeds. The proceeds of the Tranche B Initial Term Loans, together with the proceeds of the Equity Financing and the Senior Subordinated Notes, shall be used only for the payment of the Merger Consideration, the Debt Discharge and the payment of Closing Costs. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes of any Group Member (including Permitted Acquisitions and other lawful purposes).

4.17         Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(b) no Group Member has received any notice of any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) with respect to any liability arising under any Environmental Law, no judicial proceeding or governmental or administrative action is pending or, to the best knowledge of Holdings and the Borrower, threatened, to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and within all applicable statute-of-limitations periods have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed, contractually or by operation of law, any liability of any other Person under Environmental Laws.

4.18         Accuracy of Information, etc. No statement or factual information with respect to any Loan Party or any of its Subsidiaries contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other factual document, certificate or statement (other than any projections, pro formas or other estimates with respect to any Loan Party or any of its Subsidiaries) furnished by or by Persons directed on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above were, and the projections hereafter delivered, when delivered, will be, based upon good faith estimates and assumptions believed by management of each Loan Party to be reasonable at the time made and no Loan Party knows as of the date hereof any fact making such estimates and assumptions no longer true in any material respects, it being recognized by the Administrative Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.19         Security Documents. (a) The Guarantee and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) security interests in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in any of the Security Documents, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with the necessary endorsements, and in the case of the other Collateral described in the any of the Security Documents, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for their respective Obligations (as defined in the Guarantee and Security Agreement) to the extent a Lien on such Collateral (other than the Pledged Stock) can be perfected pursuant to such financing statements and such other filings, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights) Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Permitted Liens related thereto).

4.20         Solvency. On the Closing Date, the Loan Parties on a consolidated basis are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection therewith will be, Solvent.

4.21         Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Security Agreement constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

4.22         Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance has been obtained to the extent required in order to satisfy all applicable Requirements of Law in order for a Mortgage to be obtained thereon.

SECTION 5. CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, Holdings, the Borrower and each Lender, (ii) the Guarantee and Security Agreement, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, and (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Security Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Other Financing Transactions. The Equity Financing shall have been consummated. The Borrower shall have received $180,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes.

(c) Merger and Debt Discharge. The Merger shall be consummated in accordance with applicable law and the Transaction Agreement in all material respects substantially simultaneously with the initial extensions of credit hereunder. No material provision of the Transaction Agreement shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders without the consent of the Joint Bookrunners. The Debt Discharge shall be consummated (including consummation of a Successful Debt Tender or, in the case of a Defeasance, the deposit of sufficient funds with the trustee and consummation of all other actions as are necessary to satisfy the covenant defeasance provisions of Article 8 of the Existing Notes Indenture) prior to or substantially simultaneously with the initial extensions of credit hereunder. After giving effect to the Transactions, Holdings and its Subsidiaries shall not have any outstanding Indebtedness or preferred stock, other than (i) the Facilities, (ii) the Senior Subordinated Notes, (iii) any Existing Notes that are not purchased pursuant to a Successful Debt Tender, or all the Existing Notes in the event of a Defeasance, and (iv) other Indebtedness referred to in clause (iii) of the proviso appearing in the definition of the term “Debt Discharge”. If a Successful Debt Tender is consummated (A) the terms and conditions of any Existing Notes not purchased pursuant to the Debt Tender shall be amended or modified consistent with the terms of Schedule 4.05 to the Transaction Agreement with changes thereto not materially adverse to the Lenders unless consented to by the Joint Bookrunners and (B) all Existing Notes purchased shall be retired and cancelled.

(d) Financial Statements. The Joint Bookrunners and the Lenders shall have received the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal quarter ended March 31, 2006, which financial statements shall be prepared in accordance with GAAP.

(e) Pro Forma Financial Statements. The Joint Bookrunners and the Lenders shall have received the Pro Forma Financial Statements.

(f) Ratings. The Facilities shall have received a rating from both Moody’s and S&P.

(g) Lien Searches, Etc. . The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized or where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Security Agreement.

(i) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(j) Evidence of Authority. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Simpson Thacher & Bartlett LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit D; and

(ii) (ii) the legal opinion of special counsel to Holdings, the Borrower and its Subsidiaries in each of Minnesota, Illinois, Ohio, Indiana, Wisconsin, West Virginia and Maryland.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), and each such document shall be in proper form for filing, registration or recordation.

(n) Solvency Certificate. The Administrative Agent and the Lenders shall have received a solvency certificate signed by the chief financial officer of the Borrower dated as of the Closing Date with respect to the Borrower and its consolidated Subsidiaries, taken as a whole, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Borrower and its consolidated Subsidiaries, taken as a whole, are Solvent as of the Closing Date, both before and after giving effect to the Transactions.

(o) Material Adverse Change. Since December 31, 2005, there shall not have occurred any change, effect, occurrence or development that is materially adverse to the business, assets, liabilities, financial condition, operations or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided that the following shall be excluded from the determination of whether any such change, effect, occurrence or development has occurred:  any change, effect, occurrence or development resulting from or arising in connection with (a) conditions or events that are generally applicable to (i) the industries in which the Borrower or its Subsidiaries operate or (ii) the capital, financial, banking or currency markets generally, (b) changes in laws (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles and (c) any change resulting from the announcement of the transactions described in the Transaction Agreement, except, in the case of clauses (a) and (b), to the extent such change, effect, occurrence or development has a disproportionate adverse effect on the Borrower and its Subsidiaries as compared to any other Person engaged in the same business. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower to the foregoing effect.

(p) Transaction Agreement. The Administrative Agent shall have received copies of the Transaction Agreement and all material agreements and other documents delivered in connection therewith, certified by a Responsible Officer of the Borrower as true, correct and complete copies thereof as in effect on the Closing Date.

5.2           Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (other than representations and warranties which speak only as of a certain date, which representations and warranties shall be made only on such date); provided, however, that, solely for purposes of representations and warranties made on the Closing Date with respect of the Borrower and its Subsidiaries, such representations and warranties shall be limited to those contained in Sections 4.3 (clauses (a) and (b) only), 4.4, 4.11, 4.14 and 4.21.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding, any Credit-Linked Deposit remains available or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations), each of Holdings and the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the same quarter in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the same month in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or a Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. With regard to interim financial statements, such interim financial statements will not include all of the information and footnotes required by GAAP for complete financial statements. However, all adjustments (consisting of normal, recurring accrual) considered necessary for a fair presentation will be included therein.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that such Form 10-K or 10-Q contains or is accompanied by the items required by such paragraphs.

6.2           Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders, by posting to Intralinks or otherwise):

(a) If reasonably requested by the Administrative Agent, concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (provided that such certificate shall not be required if, after exercising commercially reasonable efforts to do so, Holdings or the Borrower are unable to obtain such certificate);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) and (b), (i) a Compliance Certificate containing all information and calculations required by the form of such certificate attached as Exhibit F, including those necessary for determining compliance by each Group Member with the provisions of Section 7.1 (including detail with respect to any calculation of Consolidated EBITDA) as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower and its Subsidiaries, a consolidated budget for the following fiscal year (and no later than 90 days after the end of each fiscal year of the Borrower, a detailed projected consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”);

(d) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indebtedness, agreement or document referred to in Section 7.9 (regardless of whether such amendment, supplement, waiver or other modification is permitted thereunder);

(e) within five Business Days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities (other than the Lenders) or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(f) at or prior to the date that any prepayment is required to be made pursuant to Section 2.11 (or any Reinvestment Notice is delivered thereunder), a certificate of a Responsible Officer setting forth a reasonably detailed calculation of the amount of such required prepayment (or the relevant Reinvestment Deferred Amount, as applicable); and

(g) promptly, such additional financial and other information concerning a Group Member as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

6.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material tax obligations of whatever nature, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (ii) the failure to pay would reasonably be expected to result in a Material Adverse Effect.

6.4           Maintenance of Existence; Compliance. (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance. (a)  Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear and ordinary damage by casualty excepted, (b) maintain with financially sound and reputable insurance companies insurance (or pursuant to self-insurance to the extent commercially reasonable) in at least such amounts and against at least such risks (but including in any event public liability, professional liability, workers’ compensation and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and of similar size (and including, in any event, such insurance as may be required by the Security Documents); provided that the insurance amount for general liability insurance of the Borrower shall in no event be less than $4,000,000 (which shall be available after any reasonable self-insurance or effective deductibles, which at the date hereof are $1,000,000 per occurrence and $2,000,000 for all occurrences); and (c) provide that each insurance policy maintained or required to be maintained by any Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as loss payee pursuant to a so-called “standard mortgagee clause” or “Lender’s loss payable endorsement”, with respect to property coverage of such Loan Party, and shall name the Administrative Agent on behalf of the Lenders as an additional insured, with respect to general liability coverage, (ii) provide that no action of any Loan Party or any Subsidiary or any other Person shall void any such policy as to the Administrative Agent or the Lenders, (iii) provide that the insurer(s) shall endeavor to notify the Administrative Agent of any proposed cancellation of such policy at least 30 days in advance thereof (unless such proposed cancellation arises by reason of non-payment of insurance premiums in which case such notice shall be given at least 10 days in advance thereof) and that the Administrative Agent or the Lenders will have the opportunity to correct any deficiencies justifying such proposed cancellation and (iv) cause any Insurance Subsidiary to (A) conduct its insurance business in compliance with all applicable insurance laws, rules, regulations and orders and using sound actuarial principles and (B) maintain usual and customary stop-loss coverage and excess coverage reinsurance for individual claims. The insurance premiums and other expenses charged by any Insurance Subsidiary to the Borrower and its Subsidiaries shall be reasonable and customary. The Borrower will provide the Administrative Agent (A) copies of any outside actuarial reports prepared with respect to any projection, valuation or appraisal of any Insurance Subsidiary promptly after receipt thereof and (B) once each year promptly after receipt thereof, an actuarial opinion with respect to any Insurance Subsidiary from a recognized actuarial firm reasonably satisfactory to the Administrative Agent.

6.6           Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time (and upon reasonable notice unless an Event of Default exists) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (provided the Borrower is given an opportunity to be present at such meetings).

6.7           Notices. Promptly give notice to the Administrative Agent and the Administrative Agent shall furnish to the Lenders by posting to Intralinks or otherwise of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding affecting any Group Member that, in either case, if not cured (in the case of clause (i)) or if adversely determined (in the case of clause (ii)) could reasonably be expected to result in (A) a liability or judgment of $7,500,000 or more in excess of that fully covered by insurance or (B) a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after any Responsible Officer of the Borrower knows or has reason to know thereof if such event or events could reasonably be expected to result in a liability of $7,500,000 or more or a Material Adverse Effect:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer or Multiemployer Plan; and

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8           Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, at the Properties with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, any affected Group Member promptly undertakes reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

(b) Conduct and complete all material investigations, studies, sampling and testing, and all material remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws in each case. This clause (b) shall be deemed not breached by a failure to comply with such an order or directive if any affected Group Member timely challenges in good faith such order or directive in a manner consistent with all applicable Environmental Laws and pursues such challenge diligently, and the pendency and pursuit of such challenge, in the aggregate with the pendency and pursuit of any other such challenges, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the value of the property secured by any of the Mortgages.

6.9           Additional Collateral, etc. (a) With respect to any personal property or intellectual property acquired after the Closing Date by any Loan Party (other than any motor vehicles, or any tangible personal property evidenced by a title certificate or any other type of property expressly excluded by the Security Documents) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property, subject to Liens permitted under Section 7.3, and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be reasonably required by the Guarantee and Security Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $125,000 acquired after the Closing Date by any Loan Party (other than any such real property subject or to be subject to a Lien permitted by Section 7.3(g) or (z)), on a quarterly basis reasonably promptly after delivery of the financial statements delivered pursuant to Section 6.1(a) or (b) execute and deliver a first priority mortgage or deed of trust in a form substantially similar to the Mortgages on the Initial Mortgaged Properties and satisfactory to the Administrative Agent, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property and recorded by a nationally recognized title insurance company.

(c) With respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party (or any Subsidiary that ceases to be a Liquidating Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Security Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest subject to Liens permitted pursuant to Section 7.3 in the Capital Stock of such new Subsidiary that is owned by any Loan Party (provided, such security interest shall be limited (A) in the case of a Foreign Subsidiary, to 66% of such Capital Stock in such Foreign Subsidiary, (B) in the case of any Insurance Subsidiary, to the lesser of the amount of such Insurance Subsidiary’s Capital Stock which can be pledged pursuant to the applicable law governing such Insurance Subsidiary or if such Insurance Subsidiary is a Foreign Subsidiary, the amount which is required to be otherwise pledged hereunder and (C) in the case of any Non-Profit Entity formed after the Closing Date, to the amount of such entity’s Capital Stock that can be pledged pursuant to the applicable law or regulations governing such entity), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (unless such Subsidiary is a Foreign Subsidiary, an Insurance Subsidiary, a Non-Wholly-Owned Subsidiary or a Non-Profit Entity) (A) to become a party to the Guarantee and Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest subject to the Liens permitted under Section 7.3 in the Collateral described in the Guarantee and Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C or in such other form as may be acceptable to the Administrative Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (1) Holdings and the Borrower shall not be required to take, or cause any Subsidiary to take, the actions required by this paragraph (c) with respect to any such new Subsidiary prior to the delivery of financial statements delivered pursuant to Section 6.1(a) or (b) for the fiscal quarter of the Borrower during which such new Subsidiary was created or acquired unless (x) the aggregate amount of Investments made by the Group Members in all such new Subsidiaries exceeds $5,000,000 prior to the end of such fiscal quarter or (y) a Default has occurred and is continuing and (2) Holdings and the Borrower shall not be required to provide the legal opinions required by this paragraph (c) if the applicable new Subsidiary (on a consolidated basis) accounts for less than 1% of the assets, revenues or Consolidated EBITDA of the Borrower, in each case on a pro forma basis as of the end of and for the four fiscal quarters most recently ended for which financial statements have been delivered under Section 6.1(a) or (b), as though such Subsidiary had become a Subsidiary at the beginning of such period, unless such new Subsidiary, together with all other Subsidiary Guarantors organized in the same jurisdiction with respect to which no opinions have been received by the Administrative Agent, account for 4% of more of the assets, revenues or Consolidated EBITDA of the Borrower (determined on the same basis as provided above).

6.10         Initial Mortgages/Deferred Mortgages. Deliver to the Administrative Agent (a) on or before the date which is 60 days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its discretion), a Mortgage in favor of (and reasonably satisfactory in form and substance to) the Administrative Agent in respect of each of the Initial Mortgaged Properties, executed by the record owner of such Initial Mortgaged Property and recorded by a nationally recognized title insurance company and (b) on the earlier of (i) the date occurring six months after the Closing Date (which period may be extended by the Administrative Agent from time to time in its discretion) and (ii) the date on which the Borrower shall have determined not to pursue a Designated Sale Leaseback Transaction with respect thereto, a Mortgage in favor of (and reasonably satisfactory in form and substance to) the Administrative Agent in respect of each of the Deferred Mortgaged Properties, executed by the record owner of such Deferred Mortgaged Property and recorded by a nationally recognized title insurance company.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as any of the Commitments remain in effect, any Letter of Credit remains outstanding, any Credit-Linked Deposit remains available or any Loan or other amount is owing to any Lender or the Administrative Agent (other than contingent indemnity obligations surviving after the termination of this Agreement) hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter of the Borrower ending during any period set forth below to exceed the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending During Period	Consolidated Leverage Ratio
September 30, 2006 to September 30, 2007	7.00 to 1.00
December 31, 2007 to September 30, 2008	6.50 to 1.00
December 31, 2008 to September 30, 2009	6.00 to 1.00
December 31, 2009 to September 30, 2010	5.00 to 1.00
Thereafter	4.50 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending during any period set forth below to be less than the ratio set forth below opposite such fiscal period:

Fiscal Quarter Ending During Period	Consolidated Interest Coverage Ratio
September 30, 2006 to September 30, 2007	1.50 to 1.00
December 31, 2007 to March 31, 2008	1.60 to 1.00
June 30, 2008 to December 31, 2008	1.70 to 1.00
March 31, 2009	1.80 to 1.00
June 30, 2009 to September 30, 2009	1.90 to 1.00
December 31, 2009 to September 30, 2010	2.00 to 1.00
Thereafter	2.25 to 1.00

7.2           Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary and of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that any such Indebtedness of a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Guarantee Obligations incurred in the ordinary course of business by Holdings or any of its Subsidiaries of Indebtedness and other obligations of any Subsidiary Guarantor;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(e) Indebtedness (including, without limitation, Capital Lease Obligations, including those incurred pursuant to Specified Sale Leaseback Transactions) secured by Liens permitted by Section 7.3(g) (or Section 7.3(w), in the case of a Specified Sale Leaseback Transaction), and any Permitted Refinancing Indebtedness in respect of such Indebtedness, in an aggregate principal amount not to exceed the sum of $20,000,000 at any one time outstanding;

(f) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $180,000,000 (and Permitted Refinancing Indebtedness in respect of any such Indebtedness) and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

(g) Indebtedness of the Borrower or any of its Subsidiaries acquired or assumed pursuant to a Permitted Acquisition which Indebtedness was in existence at the time of such Permitted Acquisition and not incurred in contemplation thereof (and any Permitted Refinancing Indebtedness in respect of any such Indebtedness), in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(h) any other Indebtedness of the Borrower or any of its Subsidiaries in an aggregate amount not exceeding $40,000,000 at any one time outstanding; provided, however, in no event shall any Indebtedness of Subsidiaries which are not Guarantors, together with Investments made pursuant to Section 7.8(t), exceed $10,000,000 at any one time outstanding;

(i) Indebtedness of Holdings to the Borrower to the extent the related advance would be permitted to be made as a Restricted Payment hereunder (it being understood that any such advance shall be deemed to be and shall count as a Restricted Payment for purposes of Section 7.6);

(j) obligations in respect of performance, surety, statutory or appeal bonds or with respect to worker’s compensation claims or other bonds permitted under Section 7.3;

(k) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(l) Indebtedness of any Loan Party (other than Holdings) consisting of (i) promissory notes or similar obligations issued by such Loan Party relating to licenses to be acquired in connection with a Permitted Acquisition that cannot be transferred to such Loan Party prior to or concurrently with the consummation of such Permitted Acquisition and (ii) Earnout Obligations, in an aggregate amount for (i) and (ii) (valuing Earnout Obligations only to the extent then required to be included on a consolidated balance sheet of the Borrower) not exceeding $15,000,000 at any one time outstanding;

(m) Indebtedness consisting of promissory notes issued by the Borrower to officers, directors and employees of Holdings, the Borrower or any Subsidiary of the Borrower to purchase or redeem Capital Stock of Holdings or the Parent to the extent permitted hereunder, in an aggregate amount not exceeding $1,000,000 at any time outstanding;

(n) Indebtedness under Swap Agreements permitted pursuant to Section 7.12 and Cash Management Obligations;

(o) Indebtedness of the Borrower that may be deemed to exist under any acquisition agreement pertaining to acquisitions consummated prior to the Closing Date;

(p) Indebtedness that is outstanding on the date hereof but that is repaid on the Closing Date pursuant to the Debt Discharge;

(q) either (i) if a Successful Debt Tender is consummated on the Closing Date, any Existing Notes that are not purchased pursuant to such Successful Debt Tender (and Permitted Refinancing Indebtedness in respect of any such Indebtedness) or (ii) if a Defeasance is consummated on the Closing Date, the Existing Notes;

(r) unsecured Indebtedness of the Borrower incurred to finance a Permitted Acquisition and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) in addition to and without limitation of compliance with clause (e) of the definition of “Permitted Acquisition”, the Consolidated Leverage Ratio (determined on a pro forma basis as provided in such clause (e)) shall not exceed 6.0 to 1.0, (ii) such Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Note Indenture as of the Closing Date (other than unsecured Indebtedness of the Borrower, the aggregate principal amount of which, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed $70,000,000 at any time outstanding), (iii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety-one (91) days after the Tranche B Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iv) hereof), (iv) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower than the terms and conditions of the Senior Subordinated Notes as of the Closing Date and (v) such Indebtedness is incurred by the Borrower and is not guaranteed by Holdings or any Subsidiary of the Borrower other than the Subsidiary Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such Indebtedness);

(s) unsecured Indebtedness of the Borrower that is subordinated to the Obligations on terms no less favorable to the Lenders than the subordination terms set forth in the Senior Subordinated Note Indenture as of the Closing Date and any Permitted

Refinancing Indebtedness in respect of any such Indebtedness; provided that (i) both immediately prior to and after giving effect thereto, no Default shall exist or result therefrom and the Borrower and its Subsidiaries will be in compliance with the covenants set forth in Section 7.1, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date such Indebtedness is incurred for which financial statements have been delivered pursuant to Section 6.1 (calculated as though such Indebtedness has been incurred at the beginning of the relevant four quarter period, in the case of Section 7.1(b)), (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety-one (91) days after the Tranche B Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirement of clause (iii) hereof), (iii) such Indebtedness has terms and conditions (other than interest rate, redemption premiums and subordination terms), that taken as a whole, are not materially less favorable to the Borrower than the terms and conditions of the Senior Subordinated Notes as of the Closing Date; and (iv) such Indebtedness is incurred by the Borrower and is not guaranteed by Holdings or any Subsidiary of the Borrower other than the Subsidiary Guarantors (which guarantees shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such Indebtedness); provided that the Net Cash Proceeds of any such Indebtedness (other than any such Permitted Refinancing Indebtedness) shall be concurrently applied to prepay the Tranche B Term Loans in accordance with Section 2.11(a);

(t) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness of the Borrower or a Subsidiary Guarantor supported by a Letter of Credit; provided, however, that (i) the aggregate principal amount of any such Indebtedness does not at any time exceed the amount available to be drawn under such Letter of Credit, and (ii) such Indebtedness matures at least five Business Days prior to the scheduled expiry date of such Letter of Credit;

(v) Indebtedness of Holdings and the Borrower or any Subsidiary Guarantor under the Mortgage Facility and any Permitted Refinancing Indebtedness in respect of any such Indebtedness; provided that the aggregate amount of Indebtedness outstanding and incurred pursuant to this clause (v) does not at any one time exceed $12,000,000; and

(w) Indebtedness consisting of obligations of Holdings, the Borrower or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder.

7.3           Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments, charges or other governmental levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded off and being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, contractual or warranty obligation, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) solely to finance the acquisition or construction of new equipment, fixed assets or real property or the repair or improvement thereof or the refinancing of real property, provided that (i) such Liens and the Indebtedness secured thereby shall be created within 270 days after the acquisition, construction, repair or improvement of such new equipment, fixed assets or real property or improvements thereto and (ii) such Liens do not at any time encumber any property other than the equipment, fixed assets or real property (or the real property improved by such improvements) financed by such Indebtedness;

(h) Liens created pursuant to the Security Documents;

(i) contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(j) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l) Liens arising from precautionary UCC financing statements regarding operating leases not constituting Indebtedness or consignments;

(m) Liens securing Indebtedness permitted hereunder on property or assets acquired pursuant to a Permitted Acquisition or permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or permitted Investment, provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or permitted Investment and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o) Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case incurred in the ordinary course of business;

(p) Liens incurred in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets;

(q) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods;

(r) Liens arising out of judgments or awards not constituting an Event of Default under Section 8(h);

(s) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement in the ordinary course of business not interfering with the business of the Borrower or any of its Subsidiaries;

(t) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(u) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(v) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $15,000,000 at any one time;

(w) Liens on assets subject to a Specified Sale Leaseback Transaction securing Capital Lease Obligations incurred pursuant to such Specified Sale Leaseback Transaction;

(x) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8(g) or (y) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(y) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; provided, however, that the Borrower shall exercise commercially reasonable efforts to require that such ground leases are mortgageable to secure the Obligations (or any Indebtedness incurred to refinance the Obligations); and

(z) Liens on the real estate and related assets financed pursuant to the Mortgage Facility securing Indebtedness under the Mortgage Facility permitted to be incurred pursuant to Section 7.2(v).

7.4           Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Subsidiary (provided that when a Subsidiary that is not a Subsidiary Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any other Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect;

(d) the Merger shall be permitted;

(e) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(f) Holdings may change its legal form to a corporation if (i) Holdings determines in good faith that such action is in its best interest and not disadvantageous to the Lenders in any material respect and (ii) prior notice of such change is given to the Administrative Agent.

7.5           Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property or of property no longer used or useful in the conduct of the Borrower and its Subsidiaries, in each case in the ordinary course of business;

(b) the Disposition of Cash Equivalents and sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b) and 7.4(c);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e) the Disposition for market value of other property in the aggregate having a book value not exceeding 15% of the consolidated assets of the Borrower and its Subsidiaries in the aggregate from and after the Closing Date (with consolidated assets being determined at the time of any such Disposition by reference to the most recent consolidated financial statements delivered pursuant to Section 6.1); provided that not less than 75% of the total consideration for any such Disposition shall be paid to the Borrower in cash or within 180 days after the consummation of such Disposition is reasonably expected to and shall be converted into cash; and provided, further, that any liabilities that, if not assumed by the transferee with respect to the applicable Disposition, would have been deducted in calculating the Net Cash Proceeds from such Disposition but that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, shall be treated as cash consideration;

(f) any of the Borrower and its Subsidiaries may transfer assets to the Borrower or any Subsidiary Guarantor;

(g) any of the Borrower and its Subsidiaries shall be permitted to make Permitted Dispositions; and

(h) any of the Borrower and its Subsidiaries shall be permitted to sell or otherwise dispose of property and other assets pursuant to Sale Leaseback Transactions permitted under Section 7.11.

Notwithstanding the foregoing, the Disposition of any Capital Stock of a Subsidiary (other than as permitted by clause (d) above) shall not be permitted unless all the Capital Stock of such Subsidiary is Disposed of pursuant to such Disposition (and any other Investments in such Subsidiary, or any of its Subsidiaries, are also Disposed of or otherwise repaid in connection with such Disposition, or are treated as Investments under, and permitted by, clause (y) of Section 7.8).

To the extent the Required Lenders waive the provisions of this Section with respect to the sale or other disposition of any Collateral, or any Collateral is sold or disposed of as permitted by this Section, such Collateral in each case (unless sold or disposed of to a Loan Party) shall be sold or otherwise disposed of free and clear of the Liens created by the Loan Documents and the Administrative Agent shall take such actions in accordance with Section 10.14 as are appropriate in connection therewith.

7.6           Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor;

(b) (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends to Holdings to permit Holdings to purchase (and Holdings may purchase) or to pay dividends to the Parent to permit the Parent to purchase Capital Stock of Holdings or the Parent from present or former officers or employees of any Group Member, their estates and their heirs upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with resales of any such Capital Stock) shall not exceed either (x) $6,000,000 in cash in the aggregate during any fiscal year plus (A) the balance of any such $6,000,000 limit not used in any fiscal year (which may be used in any subsequent fiscal year), (B) the amount of any equity contribution made to the Borrower (through Holdings) for the purpose of such repurchase (and Not Otherwise Applied), and (C) the proceeds of any key-man life insurance with respect to such employee paid to Holdings, the Borrower or any of its Subsidiaries; or (y) $30,000,000 in cash on a cumulative basis and (ii) the Borrower may pay dividends to Holdings to permit Holdings to pay, or to pay dividends to the Parent to permit the Parent to Pay, Management Fees;

(c) subject to the proviso to clause (h) below, the Borrower may pay dividends to Holdings to provide for the payment by Holdings of, or to permit Holdings to pay dividends to the Parent to provide for the payment by the Parent of, customary corporate indemnities owing to directors of the Parent, Holdings, the Borrower, its Subsidiaries or any of their Affiliates in the ordinary course of business;

(d) Holdings may make Restricted Payments in the form of repurchases of its Capital Stock deemed to occur upon the non cash exercise of stock options and warrants;

(e) Restricted Payments made on the Closing Date to consummate the Transactions;

(f) Holdings and its Subsidiaries may pay dividends through issuance of Permitted Capital Stock and may redeem any Capital Stock in exchange for other Permitted Capital Stock;

(g) the Borrower may make Restricted Payments to Holdings to enable it to pay Closing Costs and to make payments required to be made by it pursuant to any acquisition agreement pertaining to acquisitions by the Borrower and its Subsidiaries consummated prior to the Closing Date and Permitted Acquisitions by the Borrower and its Subsidiaries thereafter;

(h) the Borrower may directly or indirectly make distributions to Holdings (and Holdings may make distributions to the Parent) or make payments on behalf of Holdings (or the Parent), to the extent necessary to pay the taxes and the operating and administrative expenses of Holdings (or the Parent) incurred in the ordinary course of its business including, without limitation, reasonable directors’ fees and expenses; provided that all dividends or other distributions made directly or indirectly to, or payments made on behalf of, the Parent pursuant to this clause (h) and clause (c) above shall not exceed $5,000,000 in the aggregate;

(i) [intentionally omitted]; and

(j) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, not to exceed the sum of (i) $15,000,000, (ii) the aggregate amount of the Net Cash Proceeds from issuances of Permitted Capital Stock of Holdings after the Closing Date that have been contributed to the Borrower as common equity within six months prior to the Restricted Payments being made in reliance upon such Net Cash Proceeds and Not Otherwise Applied and (iii) if the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (after giving pro forma effect to such additional Restricted Payments and any

Indebtedness incurred in connection therewith) is 4.75:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

7.7           Capital Expenditures. Make or commit to make any Capital Expenditure, except:

(a) Capital Expenditures of the Borrower and its Subsidiaries during any fiscal year not exceeding the amount set forth below with respect to such fiscal year:

Fiscal Year Ending	Capital Expenditure Limit

September 30, 2006	$25,000,000

September 30, 2007	$30,000,000

September 30, 2008	$30,000,000

September 30, 2009 and each fiscal year thereafter	$35,000,000

; provided, that (i) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to clause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above; and

(b) Excluded Capital Expenditures.

7.8           Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except in the case of Holdings and any of its Subsidiaries (other than any Insurance Subsidiary unless otherwise expressly included in this Section 7.8 or permitted by Section 7.17):

(a) accounts receivable and other extensions of trade credit by the Borrower and its Subsidiaries in the ordinary course of business and advances made to Alliance Human Services in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor and by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor; provided, however, that any such Investments in any Insurance Subsidiary must be made in compliance with clause (u) below;

(e) existing Investments as listed on Schedule 7.8(g);

(f) Capital Expenditures to the extent permitted under this Agreement;

(g) Permitted Acquisitions;

(h) the formation of and Investments in new Subsidiaries of the Borrower that are Subsidiary Guarantors, provided that (i) such Subsidiary is owned by the Borrower or a Subsidiary Guarantor, (ii) the Borrower shall have notified the Administrative Agent at least ten Business Days prior to the formation or acquisition of any such Subsidiary, (iii) such Subsidiary shall be engaged in a permitted business of the Borrower or its Subsidiaries hereunder and (iv) as of the date of the formation or acquisition of any such Subsidiary and the Investment therein, and after giving effect thereto, (A) such new Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Administrative Agent) necessary to comply with Section 6.9, and the Administrative Agent shall be satisfied that all Liens required to be granted in the assets and ownership interests of such new Subsidiary under such Section 6.9 have been granted or pledged and have been perfected and are subject only to permitted Liens hereunder, and (B) no Event of Default shall have occurred and be continuing;

(i) the Borrower and its Subsidiaries may receive and own Capital Stock or other investments acquired as non-cash consideration pursuant to dispositions permitted under Section 7.5;

(j) the Borrower and its Subsidiaries may make pledges and deposits permitted under Section 7.3;

(k) the Borrower and its Subsidiaries may make Investments and guarantees expressly permitted under Sections 7.2, 7.4, 7.5 and 7.6 (subject to clause (t) or (u) below (as applicable), in the case of Investments by the Borrower and Subsidiary Guarantors in, or guarantees by the Borrower and Subsidiary Guarantors of obligations of, Subsidiaries that are not Guarantors);

(l) the Borrower and its Subsidiaries may make an Investment that could otherwise be made as a Restricted Payment to the extent the related advance or investment would be permitted under clause (j) of Section 7.6 (it being understood that any such Investment shall be deemed to be and shall count as a Restricted Payment for purposes of clause (j) of Section 7.6);

(m) the Borrower and its Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments and would otherwise exceed the limitations herein;

(n) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(o) Investments in deposit accounts opened and maintained in the ordinary course of business;

(p) Holdings and the Borrower may acquire and hold promissory notes of employees of Holdings or its Subsidiaries in connection with such Person’s purchase of Permitted Capital Stock of Holdings;

(q) Investments received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(r) the Borrower may enter into Swap Agreements that are not speculative in nature to the extent permitted hereunder;

(s) any Investments consisting of deferred compensation owed to employees of Holdings, the Borrower and their respective Subsidiaries;

(t) Investments by the Borrower and the Subsidiaries in Subsidiaries (other than Insurance Subsidiaries) that are not Guarantors, which, together with Indebtedness of Subsidiaries that are not Guarantors permitted to be outstanding pursuant to Section 7.2(h), does not exceed $10,000,000 at any time outstanding;

(u) Investments by the Borrower or any Wholly-Owned Subsidiary in any Insurance Subsidiary (including in respect of the formation thereof) solely to the extent permitted by Section 7.18(b);

(v) Investments consisting of loans and advances to employees of any Group Member (including for travel, entertainment and relocation expenses) not exceeding $2,000,000 in the aggregate at any time outstanding; and

(w) Investments held by a Subsidiary acquired pursuant to a Permitted Acquisition, which Investments existed at the time of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition; provided, however, that the aggregate amount of all such Investments (determined, with respect to each such Investment, based on the fair market value thereof as of the date of the relevant Permitted Acquisition) shall not exceed $10,000,000;

(x) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Subsidiaries in connection with such plans; and

(y) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and its Subsidiaries will be in compliance with the covenants set forth in Section 7.1 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 (after giving pro forma effect to such Investment and any Indebtedness incurred in connection therewith), other Investments that do not exceed, in the aggregate, $10,000,000, plus any amount that could otherwise be made as a Restricted Payment permitted at the time under clause (j) of Section 7.6 (it being understood that any amounts so applied shall be deemed to be and count as Restricted Payments for purposes of clause (j) of Section 7.6).

The amount of any Investment shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of capital (in the case of any other Investment).

7.9           Optional Prepayments and Modifications of Certain Debt Instruments and Material Agreements. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes or the Existing Notes, any Permitted Acquisition Debt, any Permitted Additional Subordinated Debt or any Permitted Refinancing Indebtedness incurred in respect of any of the foregoing; provided that (i) the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, (A) pursuant to a refinancing thereof with Permitted Refinancing Indebtedness (to the extent permitted by Section 7.2), (B) with cash amounts that could otherwise be made as a Restricted Payment permitted at the time under clause (j) of Section 7.6 (it being understood that any amounts so applied shall be deemed to be and count as Restricted Payments for purposes of clause (j) of Section 7.6) or (C) to the extent that the consideration therefor consists of Permitted Capital Stock of Holdings or Capital Stock of any direct or indirect parent of Holdings, and (ii) the foregoing shall not be construed to prohibit the Debt Discharge; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (a) above that is materially adverse to the interests of the Lenders (determined by comparison to such terms in effect on the Closing Date after giving effect to the Transactions, in the case of those then in effect, or otherwise to such terms in effect on the date of creation thereof, and disregarding any default or potential default in respect thereof); or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (a) above that is subordinated to the Obligations.

7.10         Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, (i) Holdings and its Subsidiaries may pay to the Sponsor fees pursuant to and in accordance with the Management Agreement as in effect on the Closing Date (and not prior to the times payable under the Management Agreement as in effect on the Closing Date) (the “Management Fees”) and expenses and indemnities in connection therewith (which fees, but not expenses or indemnities, may only be paid when no Event of Default has occurred and is continuing), (ii) the Borrower and its Subsidiaries may pay customary fees to, and the out-of-pocket expenses of, its board of directors, employees and officers and may provide customary corporate indemnities for the benefit of members of its board of directors, employees and officers, (iii) the payment of Closing Costs, (iv) Restricted Payments permitted under Section 7.6, and (v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.10 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

7.11         Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of any property or containing an obligation of such Group Member to repurchase such property from such Person, which property has been or is to be sold or transferred by such Group Member to such Person (or any Affiliate thereof) or to any other Person (or any Affiliate thereof) to whom funds have been or are to be advanced by such Person (or any Affiliate thereof) on the security of such property or rental obligations of such Group Member (any such transaction a “Sale Leaseback Transaction”) except any Sale Leaseback Transaction (a) in respect of property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction solely for cash consideration in an amount not less than the cost thereof within 180 days after the date that such property was initially acquired by a Group Member or (b) in respect of any other property consisting of capital assets so sold pursuant to such Sale Leaseback Transaction for market value and solely for cash consideration and in respect of which the Borrower shall comply with Section 2.11(b).

7.12         Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock or, except as provided in clause (b) below, the Senior Subordinated Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.13         Changes in Fiscal Periods. Permit the fiscal year of the Borrower or Holdings to end on a day other than September 30 or change the Borrower’s or Holdings’ method of determining fiscal quarters; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, provided that as a condition to any such change the Borrower and the Administrative Agent shall, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary or appropriate to reflect such change in fiscal year.

7.14         Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, the Senior Subordinated Note Indenture and

the Mortgage Facility, (b) any agreements governing any Indebtedness secured by Liens permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets subject to such Lien) and (c) agreements which (i) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

7.15         Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for (x) agreements which (i) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary, (ii) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.8 and applicable solely to such joint venture entered into in the ordinary course of business, (iii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (v) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (vi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business) and (y) such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, or the Senior Subordinated Notes Indenture or the Mortgage Facility or (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16         Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto, it being understood and acknowledged that any Insurance Subsidiary shall be the only entity conducting insurance business (and business reasonably related thereto) and that any Insurance Subsidiary shall be engaged for the underwriting of insurance policies for Holdings, the Borrower and its Subsidiaries and each of such Person’s respective employees, officers or directors. As to Holdings, enter into any business except for holding all of the Capital Stock of the Borrower and activities incidental thereto and other transactions specifically permitted hereunder. In connection therewith, Holdings shall have no liabilities other than its liabilities under the Loan Documents and other transactions specifically permitted hereunder, tax liabilities incurred in the ordinary course of business, and administrative expenses incurred in the ordinary course of business.

7.17         Insurance Subsidiary Investments. Permit any Insurance Subsidiary to make any Investment in any Person except:

(a) Investments in Cash Equivalents;

(b) Investments in deposit accounts opened and maintained in the ordinary course of business; and

(c) Investments in accounts receivable in the ordinary course of business; and

(d) Investments in notes or bonds (including interest only notes or bonds) in an aggregate amount (for all Insurance Subsidiaries combined) up to $5,000,000 that are rated at least BBB- by S&P or Baa3 by Moody’s at the time of purchase; provided that an aggregate amount up to $3,000,000 of such Investments shall have a rating of at least A by S&P or A2 by Moody’s at the time of purchase.

7.18         Insurance Subsidiary. (a) Permit any Insurance Subsidiary to enter into any (or renew, extend or materially modify any existing) reinsurance or stop-loss insurance arrangements except in the ordinary course of business with reinsurers rated as least “A-” by A.M. Best & Co. or reinsurers whose obligations to the Insurance Subsidiary are secured by letters of credit or other collateral reasonably acceptable to the board of directors of such Insurance Subsidiary or (b) permit any Investment in any Insurance Subsidiary, except for Investments in an aggregate amount (for all Insurance Subsidiaries combined) not in excess of $10,000,000; provided that such amount may be increased by non-material amounts in the discretion and with the approval of the Administrative Agent (for the avoidance of doubt, such Investments shall exclude any expenses and premiums paid to any Insurance Subsidiary by any Group Member in the ordinary course of such Group Member’s business).

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any materially adverse respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Security Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of knowledge thereof by a Responsible Officer of a Loan Party or notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (excluding the Obligations), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created and such default has not been waived; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and such default has not been waived; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B)

remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Security Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) a Change of Control or a Specified Change of Control shall occur; or

(l) the Senior Subordinated Notes, any Permitted Acquisition Debt that is required to be subordinated to the Obligations or any Permitted Additional Subordinated Debt (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Security Agreement, as the case may be, as provided in the applicable documentation in respect of such Indebtedness or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of any such Indebtedness or the holders of at least 25% in aggregate principal amount of any such Indebtedness shall so assert;

(m) any Governmental Authority shall commence a hearing on the renewal of any material license, consent, authorization, permit, certificate, franchise held by the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of any the Borrower or any of its Subsidiaries if there is a significant probability that the result thereof will be the termination, revocation, suspension or material adverse amendment of any such license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect;

(n) any Governmental Authority shall commence a formal proceeding seeking the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise held by the Borrower, any of its Subsidiaries, or professional employee, officer, director or contractor of the Borrower or any Subsidiary of the Borrower if the result thereof is reasonably likely to be the termination, suspension or revocation of any license, consent, authorization, permit, certificate, franchise that would have a Material Adverse Effect; or

(o) or any Insurance Subsidiary shall become subject to any conservation, rehabilitation, liquidation order, directive or mandate issued by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Reimbursement Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of Reimbursement Obligations in respect of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1           Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to extend credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7           Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders and Borrower, as applicable, appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the retiring Administrative Agent shall continue to hold the Collateral created by the Loan Documents for the benefit of the Lenders until the successor Administrative Agent has been effectively appointed pursuant to this paragraph. Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank, N.A., resigns as Administrative Agent, JPMorgan Chase Bank, N.A., may, upon 90 days’ notice to the Borrower resign as an Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender for Institutional L/Cs hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A., as Issuing Lender. If JPMorgan Chase Bank, N.A., resigns as an Issuing Lender, it shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 3.4).

9.10         Joint Lead Arrangers, Joint Bookrunners, Co-Documentation Agents and Syndication Agent. Neither any of the Joint Lead Arrangers, Joint Bookrunners, the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1         Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or Sections 7.13 or 2.25. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment (but not prepayment) in respect of any Tranche B Term Loan, extend the date on which the Credit-Linked Deposits are required to be returned to the Institutional L/C Lenders, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of any mandatory reductions of Commitments shall not constitute an increase of Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of any Lender) directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Loan Parties (or Loan Parties owning all or substantially all of the Collateral) from their obligations under the Guarantee and Security Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of each Issuing Lender affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the then Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the extensions of credit under the Facilities and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Tranche B Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Tranche B Term Loans (“Refinanced Tranche B Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Tranche B Term Loans”), provided that (a) the aggregate principal amount of such Replacement Tranche B Term Loans (with appropriate adjustments to take into account any upfront fees or original issue discount) shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (b) the Applicable Margin for such Replacement Tranche B Term Loans shall not be higher than the Applicable Margin for such Refinanced Tranche B Term Loans, (c) the weighted average life to maturity of such Replacement Tranche B Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing, and (d) the Lenders providing the relevant Replacement Tranche B Term Loans shall have the same relative rights and priorities under the Loan Documents as the Lenders of the Refinanced Tranche B Term Loans at the time of such refinancing.

If the Borrower wishes to replace the Commitments, Loans, Credit-Linked Deposits and other extensions of credit, as applicable, under any Facility (the “Facility Interests”) with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of reducing, terminating and repaying such Facility Interests to be replaced, to (i) require the Lenders under such Facility to assign such Facility Interests to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with this Section 10.1 (with such replacement, if applicable, being deemed to have been made pursuant to this Section 10.1). Pursuant to any such assignment, all Facility Interests to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if all Loans included therein were being optionally prepaid, all Credit-Linked Deposits included therein were being returned and all Commitments included therein were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3, 2.20 or 10.6. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Facility Interests under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.2         Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings and Borrower:	National Mentor, Inc. 313 Congress Street Boston, MA 02210
Attention: Edward M. Murphy, President
Telecopy: (617) 790-4271
Telephone: (617) 790-4800

Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street 10th Floor Houston, TX 77002
Attention: Cherry Arnaez, Loan and Agency Services
Telecopy: 713-750-2789
Telephone: 713-750-2782

JPMorgan Chase Bank, N.A. 270 Park Avenue New York, NY 10017 Fax: 212-270-3279 Phone: 212-270-2472 Attention: Dawn Lee Lum Email: dawn.leelum@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or 3 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes. The Borrower agrees (a)  to pay or reimburse each of the Administrative Agent and the Joint Bookrunners for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Administrative Agent and Joint Bookrunners (and one local counsel to the Administrative Agent and Joint Bookrunners in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is appropriate) and such other counsel to the Administrative Agent and Joint Bookrunners as is retained with the Borrower’s consent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified

Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of or material branch of any Loan Document by such Indemnitee (or any of such Indemnitee’s affiliates or their respective officers, directors, employees or agents). Without limiting the foregoing, and to the extent permitted by applicable law, each of Holdings and the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such claims, demands, penalties, fines, liabilities, settlements, damages, costs, and expenses of whatever kind or nature, under or related to Environmental Laws, are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct, of or material breach of any Loan Document by, such Indemnitee. In the case of any investigation, litigation or other proceeding to which the indemnity in clause (d) of this Section applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding is brought by a third party or any Group Member or an Indemnified Party, and whether or not an Indemnified Party is otherwise a party thereto. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive termination of the Commitments and repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and its Credit-Linked Deposit) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of a Tranche B Term Loan or a Credit-Linked Deposit to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of an assignment of a Revolving Commitment or any participation in a Revolving Letter of Credit, each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s interests under any Facility, the amount of the Commitments, Tranche B Term Loans or Credit-Linked Deposits and interests in unreimbursed Institutional L/C Disbursements, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, in the case of the Revolving Facility, $5,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or 8(f) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of each Facility. Section 10.6(b)(ii)(B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of a single Facility.

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the

Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments, Credit-Linked Deposits, Revolving Extensions of Credit and Institutional L/C Exposure of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Credit-Linked Deposit and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (and any initial or subsequent pledgee or grantee, as the case may be, may in turn at any time and from time to time pledge or grant a security interest in all or any portion of such rights as collateral security to secure obligations of such Person), including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans or Credit-Linked Deposits it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7         Adjustments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in

Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right after the occurrence and during the continuance of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including Lender Addendums), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14       Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated, the Credit-Linked Deposits have been returned and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section (other than disclosures pursuant to routine regulatory examinations) and clause (e) of this Section (as such clause relates to suits, actions or proceedings in which disclosure is being sought by a third party), unless prohibited by applicable Requirements of Law or court order, each Lender, each Issuing Lender and the Administrative Agent shall (x) notify the Borrower of any request by any Governmental Authority or representative thereof or other Person for disclosure of confidential and non-public information after receipt of such request and (y) if such disclosure of such confidential or non-public information is legally required, furnish only such portion of such information as it is legally compelled to disclose and exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.15 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

10.16       WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.18       Replacement of Holdings. Notwithstanding any contrary provisions of this Agreement, Holdings may, in order to achieve the effect of substituting a corporation as the immediate parent company of the Borrower, form a corporation that is a wholly owned subsidiary of Holdings (such corporation being referred to herein as “New Holdings”), and transfer (subject to the Lien of the Guarantee and Security Agreement) all its assets (including all outstanding Capital Stock of the Borrower) to New Holdings; provided that (a) the arrangements for the formation of New Holdings and the transfer of assets from Holdings to New Holdings are reasonably satisfactory to the Administrative Agent, (b) New Holdings shall become a party to this Agreement and each other Loan Document to which Holdings is a party and shall assume all obligations of Holdings thereunder pursuant to documentation reasonably satisfactory to the Administrative Agent and (c) the Administrative Agent shall receive such documents, certificates and legal opinions as the Administrative Agent or its counsel may reasonably request with respect to the foregoing, all in form and substance reasonably satisfactory to the Administrative Agent. If all of the requirements of the preceding sentence are satisfied, then Holdings shall cease to be a party to the Loan Documents and shall be released from its obligations thereunder and thereupon the term “Holdings” shall be deemed to refer to New Holdings. The Administrative Agent shall notify the Lenders of any replacement of Holdings effected pursuant to this Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NMH HOLDINGS, LLC,

By:	NMH Investment, LLC, its Sole Member

By:	Vestar Capital Partners V, L.P., its Sole Member

By:	Vestar Associates V, L.P., its General Partner

By:	Vestar Associates Corporation V, its General Partner

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: President

NATIONAL MENTOR HOLDINGS, INC.,

By:	/s/ Denis Holler
Name: Denis Holler
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Lender and a Lender,

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

UBS SECURITIES LLC,

By:	/s/ Michael Johnson
Name: Michael Johnson
Title: Director

By:	/s/ Ben Lee
Name: Ben Lee
Title: Director

BANK OF AMERICA, N.A.,

By:	/s/ James W Ford
Name: James W Ford
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,

By:	/s/ John Dale
Name: John Dale
Title: Duly Authorized Signatory